Exhibit 10.4

CREDIT AGREEMENT

dated as of

July     , 2013

among

CENTER POINT TERMINAL COMPANY, LLC,

as Borrower,

THE LENDERS PARTY HERETO

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Administrative Agent,

UNION BANK N.A.,

as Collateral Agent,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

and

REGIONS BANK

as Joint Bookrunners and Joint Lead Arrangers,

REGIONS BANK

as Syndication Agent,

i

		Page
SECTION 9.18	USA PATRIOT Act Notice	112
SECTION 9.19	No Fiduciary Duty	112
SECTION 9.20	Affiliate Activities	113
SECTION 9.21	Non-Recourse to General Partner	113

SCHEDULES

Schedule 1.01(a)	-	Immaterial Restricted Subsidiaries
Schedule 1.01(b)	-	Specified IPO Transactions
Schedule 2.01	-	Lenders and Commitments
Schedule 3.01	-	Jurisdictions of Loan Parties
Schedule 3.04	-	Governmental Approvals
Schedule 3.07	-	Existing Rights of First Refusal
Schedule 3.08	-	Subsidiaries
Schedule 3.09	-	Litigation
Schedule 3.14	-	Tax Matters
Schedule 3.17	-	Environmental Matters
Schedule 3.18	-	Insurance
Schedule 3.19(a)	-	UCC Filing Offices
Schedule 3.19(c)	-	Mortgage Filing Offices
Schedule 3.20(a)	-	Owned Real Property
Schedule 3.20(b)	-	Leased Real Property
Schedule 3.24	-	Regulatory Matters
Schedule 5.15	-	Post-Closing Obligations
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.04	-	Existing Investments
Schedule 6.07	-	Certain Transactions with Affiliates

EXHIBITS

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B-1	-	Form of Borrowing Request
Exhibit B-2	-	Form of Swing Line Borrowing Request
Exhibit C	-	Form of Revolving Loan Note
Exhibit D	-	Form of Interest Election Notice
Exhibit E	-	Reserved
Exhibit F	-	Form of Prepayment Notice
Exhibit G	-	Form of Guarantee and Collateral Agreement
Exhibit H	-	Form of Subordinated Intercompany Note
Exhibit I	-	Form of Compliance Certificate
Exhibit J	-	Form of U.S. Tax Compliance Certificate
Exhibit K	-	Form of Perfection Certificate
Exhibit L	-	Form of Solvency Certificate
Exhibit M Exhibit N	- -	Form of Mortgage Form of Super Parent Guarantee

v

CREDIT AGREEMENT dated as of July __, 2013, among Center Point Terminal Company, LLC, a limited liability company formed under the laws of Delaware (the “Borrower”), the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I), THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as administrative agent (in such capacity, including any successor thereto in such capacity, the “Administrative Agent”) and UNION BANK N.A., as collateral agent (in such capacity, including any successor thereto in such capacity, the “Collateral Agent”) for the Lenders.

The Borrower has requested the Lenders to extend credit in the form of Revolving Loans at any time after the Closing Date and from time to time prior to the Maturity Date in an aggregate principal amount, as of the Closing Date, at any time outstanding (when taken together with the face amount of Swing Line Loans then outstanding) not in excess of $200,000,000. The proceeds of the Revolving Loans may be used on or after the Closing Date (i) to pay Transaction Expenses (as defined below), (ii) to repay the existing indebtedness under that certain Amended and Restated Loan Agreement effective as of April 8, 2008 between Borrower and Regions (as amended by that certain Amendment No. 1 to Amended and Restated Loan Agreement effective as of June 17, 2011, that certain Amendment No. 2 to Amended and Restated Loan Agreement effective as of July 1, 2011, that certain Amendment No. 3 to Amended and Restated Loan Agreement effective as of April 1, 2013 and as further amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), (iii) to provide for ongoing working capital requirements of the Borrower, (iv) for Permitted Acquisitions, investments and capital expenditures and (v) for general corporate purposes, including distributions, of the Parent, the Borrower and their respective Subsidiaries.

The Borrower and each other Loan Party desires to secure all of the Obligations under the Loan Documents by granting to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and Lien upon substantially all of the property of the Borrower and the other Loan Parties, subject to the limitations described herein and in the Security Documents.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate. All Swing Line Loans shall be ABR Loans and shall bear interest at a rate determined by reference to the Alternate Base Rate.

“Account Control Agreements” with respect to any deposit account and securities account, an account control agreement in form and substance reasonably acceptable to the Administrative Agent.

“Acquired Entity” shall have the meaning assigned to such term in Section 6.04(g).

“Acquisition Consideration” shall mean, with respect to any Permitted Acquisition, the aggregate fair market value of cash and non-cash consideration for such Permitted Acquisition. The “Acquisition Consideration” for any Permitted Acquisition expressly includes Indebtedness assumed by the Borrower or its Restricted Subsidiaries in such Permitted Acquisition (including any Indebtedness incurred pursuant to Section 6.01(g)) and the good faith estimate by the Borrower of the maximum amount of any deferred purchase price obligations (including contingent consideration payments) incurred in connection with such Permitted Acquisition.

“Additional Lender” shall have the meaning assigned to such term in Section 2.24(b).

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” shall have the meaning assigned to such term in Article VIII.

“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.

“Agreement” shall mean this Credit Agreement, dated as of July [    ] , 2013, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Agreement Value” shall mean, for each Hedging Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) the Borrower or a Restricted Subsidiary thereof would be required to pay to the counterparty thereof if such Hedging Agreement were terminated on such date.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% and (c) the Reserve Adjusted Eurodollar Rate as of such date for a one-month Interest Period plus 1.00%; provided that, for the avoidance of doubt, the Reserve Adjusted Eurodollar Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association (or the successor thereto if the British Bankers Association is no longer making the British Bankers Association Interest Settlement Rates available) as an authorized vendor for the purpose of displaying such rates). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Reserve Adjusted Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Reserve Adjusted Eurodollar Rate, as the case may be. Notwithstanding the foregoing, on any date of determination the Alternate Base Rate shall be no less than 0.00%.

“Applicable Margin” shall mean, for any day (a) with respect to ABR Loans hereunder, the applicable rate per annum set forth under the heading “Applicable Margin for ABR Loans” on the Pricing Grid which corresponds to the Total Leverage Ratio set forth in the most recently delivered Compliance Certificate and (b) with respect to Eurodollar Loans hereunder, the applicable rate per annum set forth under the heading “Applicable Margin for Eurodollar Loans” on the Pricing Grid which corresponds to the Total Leverage Ratio set forth in the most recently delivered Compliance Certificate. Each change in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective with respect to all Revolving Loans and Swing Line Loans outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by clauses (i), (ii) and (iii) of Section 5.04(a), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, the initial Total Leverage Ratio shall be based on the certificates delivered on the Closing Date as required by clause (n) of Section 4.02. In addition, (a) at any time the Borrower has failed to deliver the financial statements and certificates required by clauses (i), (ii) and (iii) of Section 5.04(a), respectively and until such time as the Borrower delivers such financial statements and certificates, or (b) at any time after the occurrence and during the continuance of an Event of Default (i) of the type other than Event of Default described in Section 7.01 (b) and (c), or (ii) of the type described in Section 7.01 (b) and (c) and of the type referred in (i) above, the Total Leverage Ratio shall be deemed to be in Category immediately below the Category applicable immediately prior to such failure to deliver the financial statements and certificates or Event of Default for purposes of determining the Applicable Margin. Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the computation of the Total Leverage Ratio delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest for any period based on an Applicable Margin that is less than that which would have been applicable had the Total Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” for any day occurring within the period covered by inaccurate computation shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Total Leverage Ratio for such period, and any shortfall in the interest paid by the Borrower for the relevant period pursuant to Section 2.06 as a result of the miscalculation of the Total Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of Section 2.06, as applicable, at the time the interest for such period was required to be paid pursuant to Section 2.06 (and shall remain due and payable until paid in full), in accordance with the terms of this Agreement; provided, that notwithstanding the foregoing, (x) other than while an Event of Default described in Section 7.01(g) or (h) has occurred, such shortfall shall be due and payable five (5) Business Days following the determination described above and (y) if an Event of Default described in Section 7.01(g) or (h) has occurred, such shortfall shall be due and payable immediately upon the determination described above.

“Applicable Period” shall mean, in respect of any date (including any Date of Determination), the four fiscal quarters ending on or (if such date is not a Date of Determination) prior to such date.

“Application of IPO Proceeds” shall mean the application of the gross proceeds of the IPO to (a) repay Indebtedness outstanding under the Existing Credit Agreement in an amount not to exceed $10,000,000, (b) fund the payment of the IPO Costs, (c) fund the payment of existing payables in an amount not to exceed $7,500,000 and (d) to provide working capital to the Borrower in an amount not to exceed $15,000,000.

“Appraisal Report” shall mean, in respect to each Mortgaged Property, an appraisal of each such property addressed to the Administrative Agent for the ratable benefit of the Lenders and prepared by Turner Mason and Company or another qualified independent appraiser, mutually acceptable to the Administrative Agent and the Borrower, who is a member of the American Institute of Real Estate

Appraisers. Each Appraisal Report (a) shall have been prepared in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation in compliance with Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and (b) shall be based on and set forth reasonably detailed written assumptions reasonably acceptable to the Administrative Agent.

“Approved Fund” shall mean any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall mean, collectively, BTMU and Regions in their respective capacities as joint lead arrangers and joint bookrunners for the Credit Facilities.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee (but not an assignment and acceptance entered into by the Borrower or any of the Borrower’s Affiliates or Subsidiaries), and accepted by the Administrative Agent, in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Available Cash” shall have the meaning assigned to such term in the Parent LP Agreement.

“Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” shall have corresponding meanings.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B-1 or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.15.

“BTMU” shall mean The Bank of Tokyo-Mitsubishi UFJ, Ltd., in its individual capacity.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the “principal” amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Casualty Event Receipts” shall mean any cash received by or paid to or for the account of the Borrower or any of the Restricted Subsidiaries constituting proceeds of insurance (excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) or condemnation awards (and payments in lieu thereof), net of (i) any taxes paid or payable as a result of the receipt of such cash (or reasonably and in good faith reserved for the payment of any such taxes after taking into account all available credits and deductions), (ii) reasonable out-of-pocket transaction costs incurred in connection with obtaining such cash and (iii) any amount thereof prohibited by FERC to be applied to the prepayment of Indebtedness; provided, however, that “Casualty Event Receipts” shall not include cash received to the extent (x) received by such Person in respect of a related claim made by an unrelated third-party against, or loss by, such Person which is promptly applied to pay (or to reimburse such Person for its prior payment of) such claim or loss (and the costs and expenses of such Person with respect thereto) or (y) if (A) the Borrower delivers to the Administrative Agent a certificate of a Responsible Officer within three (3) Business Days after receipt of such cash setting forth the Borrower’s intent to (or to cause its Restricted Subsidiaries to) repair, restore or replace such property or otherwise to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and the Restricted Subsidiaries within 360 days of receipt of such proceeds and in each case such proceeds are used for such reinvestment within such 360 day period (or, if committed to be so used within such period, are so reinvested within a further 180 days thereafter) and (B) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds (provided that to the extent not so used at the end of such period, such proceeds shall at such time be deemed to be a Casualty Event Receipt).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” shall mean the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

A “Change in Control” shall mean the occurrence of any of the following:

(a) Parent fails to directly or indirectly own and control beneficially and of record (free and clear of all Liens other than Liens permitted under Section 6.02) 100% of the Equity Interests of the Borrower;

(b) the General Partner shall fail to directly own and control beneficially and of record (free and clear of all Liens other than Liens of the type permitted under Section 6.02) 100% of the general partner interests of the Parent;

(c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and any Permitted Holder) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d- 5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the voting Equity Interests of the General Partner on a fully-diluted basis; or

(d) a majority of the seats on the board of directors or managers of the General Partner (or if the General Partner does not have a board of directors or managers, of the entity controlling the General Partner that has a board of directors or managers) shall at any time be occupied by Persons who were neither (i) appointed or nominated by a Permitted Holder nor (ii) appointed or nominated by a majority of the directors or managers of the General Partner (or if the General Partner does not have a board of directors or managers, of the entity controlling the General Partner that has a board of directors or managers) so appointed or nominated.

“Change in Law” shall mean the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.13, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory agencies, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swing Line Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or Swing Line Commitment.

“Closing Date Availability Requirements” shall mean (a) that Super Parent and any of its Subsidiaries (other than Parent and its Subsidiaries) that hold the IPO proceeds Guarantees the Obligations, and (b) the greater of (i) all of the proceeds of the IPO (after the Application of IPO Proceeds) and (ii) $120,000,000 in cash, are deposited and maintained in a deposit account with one or more Lenders or deposited and maintained as Permitted Investments in a securities account that is subject to an Account Control Agreement, as the case may be.

“Closing Date” shall mean July [    ], 2013.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time (unless as herein specifically provided otherwise).

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.

“Collateral Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Commencement Date” shall mean, in respect of any Material Project, the earlier of (x) the date the construction or expansion of such Material Project commences or (y) the date of the first material cash expenditures in connection with the acquisition of any Real Property to facilitate the construction or expansion of such Material Project.

“Commercial Operation Date” shall mean, with respect to any Material Project, the date on which such Material Project has achieved full and complete Commercial Operation.

“Commercial Operation” shall be deemed achieved for any Material Project at such time, at or after the completion of construction or expansion thereof and the initial placement thereof into service, as such Material Project first realizes the long-term revenue levels reasonably expected by the Borrower for such Material Project.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Credit Commitment, Swing Line Commitment or Increased Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Compliance Certificate” shall have the meaning assigned to such term in Section 5.04(a)(iii).

“Conflicts Committee” shall have the meaning ascribed thereto in the Parent LP Agreement.

“Consolidated EBITDA” shall mean, at any Date of Determination for the Applicable Period related thereto, an amount equal to Consolidated Net Income in respect of such Applicable Period plus

(x) the sum of the following, without duplication, and in the cases of clauses (a) and (b), to the extent deducted in calculating such Consolidated Net Income:

(a) (i) provision for all Taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any), net of any applicable credits, (ii) Consolidated Interest Expense and (iii) depreciation, amortization and all other non-cash charges or non-cash losses, plus

(b) Transaction Expenses, plus

(c) the amount of any non-recurring upfront costs of projects that are factually supportable and that management reasonably expects to add value to the business of the Borrower and its Subsidiaries; plus

(d) any costs or expenses pursuant to any equity-related benefit plan, or any stock subscription or shareholder agreement, to the extent funded with cash proceeds contributed to the capital of the Borrower as common equity, plus

(e) for any Material Projects commenced (or acquired) by the Borrower or any Restricted Subsidiary with a Commencement Date occurring on or prior to the Date of Determination, Consolidated EBITDA Material Project Adjustments for such Material Project for such period; provided that the aggregate amount of adjustments included in this clause (e) for any period in respect of all Material Projects taken together shall not exceed 15% of pro forma Consolidated EBITDA (calculated without giving effect to this clause (e)), minus

(y) the following to the extent included in calculating such Consolidated Net Income, without duplication:

(a) without duplication of the netting provided in clause (x)(a)(i) above, Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period;

(b) all cash payments made during such period on account of reserves, restructuring charges, and other non-cash charges added to Consolidated Net Income pursuant to clause (x)(a)(iii) above; and

(c) other income of the Borrower and the Restricted Subsidiaries increasing Consolidated Net Income which does not represent a cash item in such period.

Notwithstanding the foregoing, (a) for purposes of calculating the Total Leverage Ratio and Interest Coverage Ratio for any period (A) pro forma effect shall be given for any acquisition by Borrower, its Subsidiaries or their respective joint ventures for Acquisition Consideration greater than $10,000,000 (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period) and (B) the Consolidated EBITDA of any Person or line of business sold or otherwise disposed of by the Borrower, its Subsidiaries or their respective joint ventures during such period shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period).

“Consolidated EBITDA Material Project Adjustments” shall mean, with respect to any Material Project commenced (or acquired) by the Borrower or any Restricted Subsidiary, (a) for each Applicable Period ending prior to the Commercial Operation Date thereof (but including the Applicable Period ending with the fiscal quarter in which such Commercial Operation Date occurs) a percentage (based on the then current completion percentage of such Material Project as of the Date of Determination, reasonably determined by the Borrower in good faith and approved by the Administrative Agent (such approval not to be unreasonably withheld), and to the extent engineering, procurement and construction contracts are entered into are available, by reference to scheduled completion specified in the engineering, procurement and construction contracts in connection with such Material Project) of the Projected Consolidated EBITDA attributable to such Material Project, net of actual Consolidated EBITDA attributable to or generated by such Material Project, which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Applicable Period commencing with the fiscal quarter in which the Commencement Date in respect of such Material Project occurs and for each Applicable Period thereafter until the Commercial Operation Date of such Material Project (including the Applicable Period ending with the fiscal quarter in which such Commercial Operation Date occurs); provided that if the actual Commercial Operation Date does not occur by the Scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for Applicable Periods ending after the Scheduled Commercial Operation Date to (but excluding) the Applicable Period ending with the fiscal quarter in which such Commercial Operation Date occurs, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then estimated delay (estimated on the Date of Determination), whichever is longer): (i) 90 days or less, 0%; (ii) longer than 90 days, but not more than 180 days, 25%; (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75% and (v) longer than 365 days, 100%, and (b) beginning with the Applicable Period ending with the first full fiscal quarter following the Commercial Operation Date of such Material Project and for the Applicable Periods ending with the two immediately succeeding fiscal quarters, an amount equal to 75% (if the first full fiscal quarter), 50% (if the second full fiscal quarter) or 25% (if the third full fiscal quarter) of the Projected Consolidated EBITDA attributable to such Material Project for the first full Applicable Period following such Commercial Operation Date, which may be added to actual Consolidated EBITDA for such Applicable Periods.

Notwithstanding the foregoing, no such Consolidated EBITDA Material Project Adjustment shall be allowed with respect to any Material Project unless (A) at least 30 days (or such lesser period as is reasonably acceptable to the Administrative Agent) prior to the day on which financial statements are required to be delivered for the fiscal quarter for which the Borrower desires to commence inclusion of such Consolidated EBITDA Material Project Adjustment with respect to a Material Project, the Borrower shall have delivered to the Administrative Agent notice of such Material Project and the Scheduled Commercial Operation Date with respect thereto, together with written pro forma projections of Consolidated EBITDA attributable to such Material Project for the first full Applicable Period following the Scheduled Commercial Operation Date with respect to such Material Project and (B) prior to the day on which financial statements are required to be delivered for the initial fiscal quarter for which the Borrower desires to commence inclusion of such Consolidated EBITDA Material Project Adjustment with respect to a Material Project, the Borrower shall have provided a certificate showing the calculation of such Projected Consolidated EBITDA and the Administrative Agent shall have approved such Projected Consolidated EBITDA (such approval not to be unreasonably withheld).

“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the Borrower or any Restricted Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Restricted Subsidiary with respect to interest rate Hedging Agreements.

“Consolidated Net Income” shall mean, as of any Date of Determination for the Applicable Period related thereto, the net income (or loss) of Parent, the Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP; provided, however, that Consolidated Net Income shall exclude (a) extraordinary, unusual or non-recurring gains, losses, charges or expenses for such Applicable Period, (b) the net income of any Restricted Subsidiary during such Applicable Period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not permitted on such Date of Determination by operation of the terms of its Organizational Documents or any agreement, instrument or law applicable to such Restricted Subsidiary, except that the Borrower’s equity in any net loss of any such Restricted Subsidiary for such Applicable Period shall be included in determining Consolidated Net Income, (c) any income (or loss) for such Applicable Period of any Person if such Person is not a Restricted Subsidiary of the Borrower, except that the aggregate amount of cash actually distributed by such Person during such Applicable Period to Parent, the Borrower or a Restricted Subsidiary of the Borrower as a dividend or other distribution (as long as, in the case of a dividend or other distribution to a Restricted Subsidiary of the Borrower, such Restricted Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso) shall be included in Consolidated Net Income, (d) non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Agreements pursuant to Financial Standards Accounting Board (“FASB”) Accounting Standards Codification (“ASC 815”), (e) the cumulative effect of a change in accounting principles, (f) any charges or expenses relating to severance, relocation and one-time compensation charges, (g) gain or loss realized upon the sale or other disposition of assets out of the ordinary course of business, (h) deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or any Hedging Agreement, (i) non-cash charges, expenses or other impacts of purchase or recapitalization accounting, including, to the extent applicable, any accruals and reserves established under purchase or recapitalization accounting as a result of the transactions contemplated hereby in accordance with GAAP, (j) non-cash impairment charges or asset write-offs, and any amortization of intangibles, (k) cash charges or costs in connection with any investment, acquisition, sale or other disposition of assets, issuance of Equity Interests or Indebtedness, or amendment relating to any Indebtedness (in each case, whether or not completed), and (l) to the extent covered by insurance and actually reimbursed, any expenses with respect to liability or casualty events or business interruption.

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of Parent, the Borrower and its Restricted Subsidiaries, determined in accordance with GAAP, as set forth on the most recently delivered consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“Contribution Agreement” shall mean the Contribution, Conveyance and Assumption Agreement dated as of the [Closing Date], as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 6.09(b).

“Contribution Documents” shall mean the collective reference to the Contribution Agreement, and all exhibits and schedules thereto, together with any related bills of sale, conveyance and similar transfer documents necessary to effect the intent of the Contribution Agreement, including such documents as executed.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Group Liability” shall mean, to the extent reasonably expected to result in liability of the Borrower or any Restricted Subsidiary in an aggregate amount exceeding $1,000,000, any and all liabilities, contingent or otherwise (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Section 601 et seq. of ERISA, or (v) under corresponding or similar provisions of foreign laws or regulations.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facilities” shall mean the Revolving Facility and swing line loan facility provided for by this Agreement.

“Date of Determination” shall mean the last day of any fiscal quarter of the Borrower, starting with the last day of the first full fiscal quarter of the Borrower following the Closing Date.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.07.

“Defaulting Lender” shall mean, subject to Section 2.21(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Deficiency” shall have the meaning assigned to such term in Section 2.02(f).

“Dispositions” shall mean the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction or by way of merger) of any property by Parent, the Borrower or any Restricted Subsidiary to any Person other than Parent, the Borrower or any Restricted Subsidiary (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith in an amount (determined by reference to the fair market value of such property), for any transaction or series of related transactions, in excess of $1,000,000 (provided that the aggregate amount for all transactions or series of related transactions not in excess of $1,000,000 and so excluded from Dispositions shall not exceed $5,000,000 in the aggregate after the Closing Date). “Dispose” shall have a correlative meaning.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date that is 180 days following the Latest Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the date that is 180 days following Latest Maturity Date.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Drop-Down Acquisition” shall mean any acquisition by the Borrower or one or more of its Subsidiaries of property or assets (including Equity Interests of any Person but excluding capital expenditures or acquisitions of inventory or supplies in the ordinary course of business) from the Permitted Holders or any of their subsidiaries or Affiliates (other than the Parent or any of its Subsidiaries); provided that approval of the Conflicts Committee shall be required for any Drop-Down Acquisition the aggregate fair market value of cash and non-cash consideration for which exceeds $10,000,000.

“Eligible Assignee” shall mean any Person other than a natural Person or the Borrower or any of its Affiliates that is (i) a Lender, an Affiliate of any Lender or an Approved Fund (any two or more related Approved Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans in the ordinary course.

“Environmental Laws” shall mean any and all Laws relating to pollution, the preservation and protection of natural resources (including, without limitation, threatened or endangered species and wetlands) or the environment, the generation, use, handling, transportation, storage, treatment, or Release of or exposure to Hazardous Materials or health or safety.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law or Environmental Permit, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” shall mean any permit required under any Environmental Law.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Equity Issuance” shall mean any issuance or sale by Parent, the Borrower or any Restricted Subsidiaries of any Equity Interests of Parent, the Borrower or any such subsidiary, as applicable, except in each case for (a) any issuance or sale to Parent, the Borrower or any Restricted Subsidiary, (b) any issuance of directors’ qualifying shares and (c) sales or issuances of common stock of Parent to management or employees of Parent, the Borrower or any Restricted Subsidiary under any employee stock option or stock purchase plan or employee benefit plan in existence from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, the regulations promulgated thereunder and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 or 303 of ERISA and Section 412 or 430 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation), (b) the failure of any Plan to meet the minimum funding standard of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA), (e) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the complete or partial withdrawal of the Borrower or any Restricted Subsidiaries or their required ERISA Affiliates from any Plan or Multiemployer Plan, (g) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or to appoint a trustee to administer any Plan, (h) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 436(f) of the Code, (i) the receipt by the Borrower or any Restricted Subsidiary or any of their required ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any Restricted Subsidiary or any of their required ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (j) the occurrence of a “prohibited transaction” (within the meaning of Section 4975 of the Code) with respect to which the Borrower or any Restricted Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any Restricted Subsidiary could otherwise be liable, (k) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303(k) or 4068 of ERISA on any property (or rights to property, whether real or personal) of the Borrower or any Restricted Subsidiary or any of their required ERISA Affiliates or (l) any other event or condition with respect to a Plan or Multiemployer Plan that would materially affect the business of the Borrower or any Restricted Subsidiary taken as a whole.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Reserve Adjusted Eurodollar Rate.

“Eurodollar Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum determined on the basis of the London interbank offered rate for deposits in Dollars with maturities comparable to the Interest Period as it appears on the display page “BBAM1” on the Bloomberg service for the purpose of displaying the British Bankers’ Association Interest Settlement Rates for Dollar deposits (or any successor or substitute page or service providing quotations of interest rates applicable to Dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Administrative Agent from time to time), at approximately 11:00 a.m. (London time), two (2) Business Days prior to the first day of such Interest Period (provided that, if the display page “BBAM1” on the Bloomberg service is not available then Eurodollar Rate shall mean the average of the offered quotation of four or more reference banks selected by the Administrative Agent from among major banks in the London interbank market for Dollar deposits of amounts comparable to the outstanding principal amount of the Eurodollar Borrowing with maturities comparable to the Interest Period to be applicable to the Eurodollar Borrowing with an instruction to such reference banks to, if possible, use a quotation based on an international market reference that would most closely resemble LIBO Rate) determined as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period divided (and rounded upward to four decimal places) by a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D. For purposes of this definition, the term the term “British Bankers’ Association” means the British Bankers’ Association or any successor to the British Bankers’ Association that becomes responsible for administering and/or regulating the London interbank offered rate for deposits in Dollars. Notwithstanding the foregoing, on any date of determination the Eurodollar Rate shall be no less than 0.00%.

“Events of Default” shall have the meaning assigned to such term in Article VII.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, (a) any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (or any successor provision thereof) (such obligation, a “Swap Obligation”) and that is subject to the Commodity Exchange Act if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any applicable keepwell, support, or other agreement for the benefit of such Guarantor and any and all applicable guarantees of such Swap Obligations by other Loan Parties), at the time the Guarantee of (or the grant of such security interest by, as applicable) such Loan Party becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and hedge bank applicable to such Swap Obligations.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties, (a) income or franchise Taxes imposed on (or measured by) its overall net income (i) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits Taxes or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.20(a)), any U.S. federal withholding Tax that is imposed on amounts payable to such Foreign Lender under laws in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.19(e)(i) or Section 2.19(e)(ii), except, in each case, to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.19(a), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Commitment” shall have the meaning assigned to such term in Section 2.25(a).

“Existing Credit Agreement” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Existing Loans” shall have the meaning assigned to such term in Section 2.25(a).

“Extended Commitment” shall have the meaning assigned to such term in Section 2.25(a).

“Extended Revolving Loan” shall have the meaning assigned to such term in Section 2.25(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.25(b).

“Extension Amendment” shall have the meaning assigned to such term in Section 2.25(c).

“Extension Date” shall have the meaning assigned to such term in Section 2.25(d).

“Extension Election” shall have the meaning assigned to such term in Section 2.25(b).

“Extension Request” shall have the meaning assigned to such term in Section 2.25(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Revolving Credit Commitment Fees and the Administrative Agent Fees.

“FERC” shall mean the Federal Energy Regulatory Commission, or its successor.

“Financial Covenants” shall mean the covenants set forth in Sections 6.10 and 6.11.

“Financial Covenant Compliance” shall mean, as of any date of determination, that the Borrower is in compliance with the covenant levels set forth in the Financial Covenants as of the last day of the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Sections 5.04(a)(i) or 5.04(a)(ii), in each case recalculated to give effect to (i) Total Debt as of such date of determination and any concurrent incurrence of any Indebtedness (including any commitments that are being incurred on such date of determination, assuming the borrowing of the entire amount thereof on such date), (ii) Unrestricted Cash as of such date of determination after giving effect to any event for which Financial Covenant Compliance is being determined (but not any increase in Unrestricted Cash attributable to any Indebtedness being so incurred), (iii) in the case of any calculation under Section 6.04(g), any such Permitted Acquisition permitted thereunder occurring after the end of such Applicable Period, in each case, as if such events had occurred on the first day of the Applicable Period in respect of such calculations and remained in effect on the last day of the Applicable Period, and (iv) any other acquisition by Borrower, its Subsidiaries or their respective joint ventures for Acquisition Consideration greater than $10,000,000, in each case, as if such events had occurred on the first day of the Applicable Period in respect of such calculations and remained in effect on the last day of the Applicable Period).

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Flood Insurance Laws” shall have the meaning assigned to such term in Section 5.02(c).

“Foreign Lender” shall mean any Lender that is not a “United States person” as such term is defined in Section 7701(a)(30) of the Code.

“Foreign Pension Plan” shall mean any employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) established or maintained outside of the United States by any Loan Party or Foreign Subsidiary primarily for the benefit of employees of such Loan Party or Foreign Subsidiary residing outside the United States that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority, which plan, fund or similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which is subject to the laws of any jurisdiction outside the United States.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary and is, or is owned by, a “controlled foreign corporation” (as defined in the Code).

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Percentage of the Swing Line Exposure with respect to Swing Line Loans made by the Swing Line Lender, other than or Swing Line Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“GAAP” shall mean United States generally accepted accounting principles applied on a basis consistent with the financial statements delivered pursuant to Section 4.02(h).

“General Partner” shall mean WPT GP, LLC, a Delaware limited liability company and the holder of 100% of the general partnership units of the Parent on the Closing Date or any other Person that is admitted to Parent as general partner of Parent, in each case, in its capacity as the sole general partner of the Parent, provided that with respect to certain ministerial or nominal changes in the identity of the General Partner, the written prior consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) shall be obtained, and with respect to other changes in the identity of the General Partner, the written prior consent of the Required Lenders (which consent shall not be unreasonably withheld or delayed) shall be obtained.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental department, authority, instrumentality, regulatory body or other agency.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, dated as of July [__], 2013, substantially in the form of Exhibit G, among the Borrower, Parent, the Restricted Subsidiaries party thereto and the Collateral Agent and the Administrative Agent, each for the benefit of the Secured Parties.

“Guarantor” shall mean the Borrower, Parent and the Subsidiary Guarantors.

“Hazardous Materials” shall mean all hazardous or toxic substances, wastes, pollutants, oil or petroleum or other substances defined, listed or regulated as hazardous, toxic, oil, petroleum or similar designation under any Environmental Law, including petroleum or petroleum distillates or products, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Hydrocarbons” shall mean crude oil, natural gas, natural gas liquids, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Immaterial Restricted Subsidiary” shall mean any Restricted Subsidiary designated by the Borrower as an Immaterial Restricted Subsidiary if and for so long as such Immaterial Restricted Subsidiary, together with all other Immaterial Restricted Subsidiaries so designated as Immaterial

Restricted Subsidiaries, does not have (a) total assets at such time exceeding 5% of the Consolidated Total Assets and (b) total revenues and operating income for the most recent 12-month period for which financial statements are available exceeding 5% of the total revenues and operating income for the most recent 12-month period of Parent, Borrower and the Restricted Subsidiaries, on a consolidated basis; provided that any Restricted Subsidiary would not be an Immaterial Restricted Subsidiary to the extent the above required terms are not satisfied; provided, further, that the Borrower may designate any Immaterial Restricted Subsidiary as a Material Restricted Subsidiary in order to cause the above required terms to be satisfied. As of the Closing Date, Borrower hereby designates the Subsidiaries identified on Schedule 1.01(a) as Immaterial Restricted Subsidiary.

“Improvements” shall have the meaning assigned to such term in the Mortgages.

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.24(a).

“Increased Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.24, to make Increased Loans to the Borrower.

“Increased Loans” shall mean Borrowings comprised of Revolving Loans made by one or more Lenders to the Borrower pursuant to such Lender’s Increased Commitment in Section 2.24.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds (other than surety, appeal or performance bonds to the extent that such surety, appeal or performance bonds do not constitute or result in the incurrence of reimbursement obligations payable by such Person), debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all Synthetic Lease Obligations of such Person, (i) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (j) all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (valued at the greater of its voluntary or involuntary liquidation preference plus any accrued and unpaid dividends), (k) all obligations of such Person as an account party in respect of letters of credit and (l) all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such Person is liable for such Indebtedness pursuant to applicable law or the relevant partnership agreement.

“Indemnified Taxes” shall mean Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 9.16.

“Intellectual Property” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Election Notice” shall mean an Interest Election Notice, delivered by the Borrower pursuant to Section 2.10, substantially in the form of Exhibit D.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and (c) with respect to any Swing Line Loan, the last Business Day of each March, June, September and December.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the corresponding day one week or two weeks thereafter, or on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months (or with consent of each Lender, nine or twelve months) thereafter (and if available to all Lenders holding such Borrowings, nine or twelve months thereafter), as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IPO” shall mean the initial underwritten public offering of common units representing limited partnership interests of Parent, whereby Parent qualifies as a Master Limited Partnership, pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended.

“IPO Costs” shall mean all fees, costs and expenses incurred or payable by (without duplication) the Parent, Borrower and the Restricted Subsidiaries or any direct or indirect parent thereof in connection with the consummation of the IPO and the Specified IPO Transactions, including any amortization of such fees, costs and expenses.

“IRS” shall mean the United States Internal Revenue Service.

“L/C Agent” shall mean the issuing bank or the agent for the issuing banks under the L/C Facility.

“L/C Facility” shall mean a credit facility for the issuance of letters of credit on behalf of the Parent, Borrower or the Restricted Subsidiaries, as the same may be amended, supplemented, modified, restated, refinanced or replaced from time to time; provided that any such amendment, supplement, modification, restatement, refinancing or replacement shall not contravene the provisions of the Pari Passu Intercreditor Agreement.

“Latest Maturity Date” shall mean, at any Date of Determination, the latest maturity date or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Loans as extended in accordance with this Agreement from time to time.

“Law” means any federal, state, regional or local constitution, statute, code, law, rule, or regulation, or any judgment, permit, order, ordinance, writ, injunction, or decree of, any Governmental Authority.

“Leased Real Properties” shall mean any Real Property, or group of related tracts of Real Property, leased (whether leased in a single transaction or in a series of transactions) by any Loan Party as lessee, and “Leased Real Property” means any of the foregoing.

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance), (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance, (c) any Person (other than a natural person, the Borrower or the Borrower’s Affiliates or Subsidiaries) that has become party hereto pursuant to a joinder agreement delivered pursuant to Section 2.24 and (d) the Swing Line Lender.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Security Documents, each joinder agreements delivered pursuant to Section 2.24, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e), the Mandate Letter, any certificates delivered in connection with the foregoing and any other document from time to time executed in connection with the foregoing that is designated as a “Loan Document”.

“Loan Parties” shall mean the Borrower and each Restricted Subsidiary that is a Guarantor.

“Loans” shall mean the Revolving Loans and the Swing Line Loans.

“Mandate Letter” shall mean the Mandate Letter dated July 9, 2013 between the Borrower and BTMU, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Master Limited Partnership” shall mean any Person that is a publicly traded limited partnership or limited liability company that is properly treated as a partnership for U.S. federal income tax purposes by virtue of meeting the requirements of Section 7704(c)(1) of the Code.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties or financial condition of the Parent and its Restricted Subsidiaries, taken as a whole, (b) a material impairment of, the rights and remedies of the Administrative Agent or any Lender under any Loan Documents, or (c) a material impairment of, or a material adverse effect on, the ability of the Loan Parties, taken as a whole, to perform their respective obligations under the Loan Documents to which they are a party.

“Material Indebtedness” shall mean Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower or any Restricted Subsidiary in an aggregate principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the Agreement Value of such Hedging Agreement at such time.

“Material Non-Public Information” shall mean material non-public information with respect to the Borrower, its Subsidiaries or any of their securities.

“Material Projects” shall mean, the construction or expansion of any capital project of the Borrower or any of its Restricted Subsidiaries, the aggregate cost of which (inclusive of capital costs expended prior to the acquisition, construction or expansion thereof) is reasonably expected by the Borrower to exceed, or exceeds, $10,000,000.

“Material Restricted Subsidiary” shall mean any Restricted Subsidiary other than any Immaterial Restricted Subsidiary.

“Maturity Date” shall mean (a) with respect to the Loans that have not been extended pursuant to Section 2.25, the fifth anniversary of the Closing Date, and (b) with respect to any tranche of Extended Revolving Loans, the Extended Maturity Date applicable thereto.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Midstream Services” shall mean the treatment, processing, gathering, dehydration, compression, fractionating, blending, transportation (by barge, pipeline, ship, truck, rail or other modes of Hydrocarbon transportation), storage, transmission, marketing, buying or selling or other disposition, whether for such Person’s own account or for the account of others, of biofuels, vegetable oils, oil, natural gas, natural gas liquids or other liquid or gaseous Hydrocarbons or chemicals, including that used for fuel or consumed in the foregoing activities.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage Policies” shall mean the title insurance policies relating to the Mortgaged Properties as described in Section 5.15(b)(ii).

“Mortgaged Properties” shall mean, subject to Section 2.02(f) and Section 2.12(c), the Real Properties of the Loan Parties, from time to time, designated by the Borrower as Real Properties to be mortgaged in accordance with Section 5.15.

“Mortgaged Property Value” shall mean, the aggregate fair market value of the Perfected Mortgaged Properties, based on the Appraisal Reports for the Perfected Mortgage Properties.

“Mortgages” shall mean the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered pursuant to Section 5.15 each substantially in the form of Exhibit M, but with such changes thereto as are necessary or appropriate given (i) the local law of the jurisdiction in which the applicable Mortgaged Property is located, and (ii) the nature of the real property interest(s) encumbered by the applicable Mortgage.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Defaulting Lender” shall mean any Lender other than a Defaulting Lender.

“Non-Extending Lender” shall have the meaning assigned to such term in Section 2.25(e).

“NPL” shall mean the National Priorities List under CERCLA.

“Obligations” shall mean, collectively, all Indebtedness, liabilities and obligations of Parent, the Borrower and each other Loan Party to the Secured Parties, of whatsoever nature and howsoever evidenced, due or to become due, now existing or hereafter arising, whether direct or indirect, absolute or contingent, which may arise under, out of, or in connection with this Agreement, the other Loan Documents, any Secured Hedging Agreement (excluding any Excluded Swap Obligations), and any other agreements, guarantees, notes and other documents entered into by any party in connection therewith, and any amendment, restatement or modification of any of the foregoing, including, but not limited to, the full and punctual payment when due of any unpaid principal of the Loans, any amounts payable in respect of an early termination under any Secured Hedging Agreement (excluding any Excluded Swap Obligations), interest (including, without limitation, interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, reimbursement obligations, guaranty obligations, penalties, indemnities, legal and other fees, charges and expenses, and amounts advanced by any Secured Party, including all out of pocket expenses incurred in order to preserve any collateral or security interest, whether after acceleration or otherwise.

“OFAC” shall have the meaning assigned to such term in Section 3.23.

“Omnibus Agreement” shall mean the Omnibus Agreement dated as of the Closing Date, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Organizational Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court, intangible, recording, filing, documentary or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery, performance, registration or enforcement of, or otherwise with respect to, any Loan Document.

“Owned Real Properties” shall mean any Real Property or group of related tracts of Real Property, owned in fee (whether acquired in a single transaction or in a series of transactions) by any Loan Party, and “Owned Real Property” means any of the foregoing.

“Parent” shall mean World Point Terminals, LP, a Delaware limited partnership, the parent of the Borrower.

“Parent LP Agreement” shall mean the Limited Partnership Agreement of the Parent, dated as of [            ], as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time as permitted hereby.

“Pari Passu Intercreditor Agreement” shall mean an intercreditor agreement executed by the Borrower, the Administrative Agent on behalf of the Secured Parties and the L/C Agent in respect of the L/C Facility secured by the Collateral on a pari passu basis with the Obligations, in form and substance reasonably satisfactory to the Administrative Agent.

“Participant” shall have the meaning assigned to such term in Section 9.04(f).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfected Mortgaged Properties” shall mean, the Mortgaged Properties as to which (i) Mortgages have been granted and recorded or filed with an appropriate Governmental Authority and (ii) Mortgage Policies have been issued in accordance with Section 5.15(b)(ii) if required pursuant to the terms thereof, insuring such Mortgages as first priority Liens on such Mortgaged Properties in favor of the Collateral Agent (for the pro rata benefit of Lenders) subject only to applicable Permitted Encumbrances.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit K.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(g).

“Permitted Business” shall mean the business conducted (or proposed to be conducted) by the Borrower and the Restricted Subsidiaries as of the date of this Agreement, and all business that is reasonably similar or ancillary thereto and reasonable extensions thereof, including, without limitation, providing Midstream Services, distributing or otherwise handling products referenced in the definition of “Midstream Services”, and constructing pipeline, treating, terminalling, storage, processing, fractionation, dehydration and other facilities related to the foregoing.

“Permitted Encumbrances” shall mean with respect to each Real Property, those Liens permitted by paragraphs (a), (b), (c), (d), (e), (g), (h), (i), (j), (m), (q) or (t) of Section 6.02.

“Permitted Holders” shall mean Super Parent, Apex Oil Company, Inc., any Affiliate or direct or indirect owner of either of the foregoing and Paul A. Novelly, his family and any trust or other estate planning vehicle of the Novelly family.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within twelve months from the date of acquisition thereof;

(b) investments in commercial paper maturing within twelve months from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within twelve months from the date of acquisition thereof issued or guaranteed by or placed with, and demand, savings and money market deposit accounts issued or offered by, the Administrative Agent or any Affiliate of the Administrative Agent, any Arranger or any Affiliate of any Arranger or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-2” (or the then equivalent grade) by Moody’s or “A-2” (or the then equivalent grade) by S&P;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, at least 95% of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f) investments in trust-preferred securities in connection with the deposits into securities accounts in connection with the satisfaction of the Closing Date Availability Requirements.

“Permitted Junior Debt” shall mean unsecured Indebtedness incurred by the Parent, the Borrower or the Guarantors; provided, that (i) the Borrower shall be in Financial Covenant Compliance before and after giving effect to the incurrence of such Indebtedness, (ii) such unsecured Indebtedness shall not be guaranteed by any Person that is not a Guarantor or obligor hereunder, (iii) such Indebtedness shall not mature and no installments of principal in excess of 1.00% per annum shall be due and payable on such Indebtedness prior to the Latest Maturity Date at the time such Indebtedness is incurred, (iv) such Indebtedness shall have no financial maintenance covenants that are more restrictive than the Financial Covenants, (v) the definitive documentation for such Indebtedness shall not include other covenants materially more onerous to the Borrower and the Guarantors than the covenants for the Revolving Facility provided for in this Agreement, taken as a whole, and (vi) such Indebtedness shall have no mandatory prepayment or redemption provisions other than prepayments required as a result of a change in control or non-ordinary course asset sale.

“Permitted Liens” shall have the meaning assigned to such term in Section 3.07(a).

“Permitted Refinancing Debt” shall mean any modification, refinancing, refunding, renewal or extension of any Indebtedness; provided, that (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (ii) such modification, refinancing, refunding, renewal or extension (A) has a final maturity date the same as or later than the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed or extended and (B) has a weighted average life to maturity the same as or greater than the weighted average life to maturity of the Indebtedness so modified, refinanced, refunded, renewed or extended; (iii) at the time thereof, no Default or Event of Default shall have occurred and be continuing; (iv) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is unsecured and/or subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is unsecured and/or subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (v) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is secured, such modification, refinancing, refunding, renewal or extension is secured by no more collateral than the Indebtedness being modified, refinanced, refunded, renewed or extended and (vi) other than with respect to modifications, refinancings, refundings, renewals or extensions of Permitted Junior Debt or Permitted Unsecured Refinancing Debt, the obligors in respect of such Indebtedness being modified, refinanced, refunded, renewed or extended are not changed.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by the Parent, the Borrower or the Guarantors in the form of one or more series of senior or subordinated unsecured notes; provided that (i) such Indebtedness is issued, incurred or otherwise obtained solely to refinance in whole or part Revolving Loans or Revolving Credit Commitments which commitments are then terminated pursuant to the terms hereof (such refinanced Indebtedness, “Refinanced Debt”), and the proceeds thereof shall be applied in accordance with Section 2.12 to the extent required thereby; provided, that such Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Revolving Credit Commitments, the applicable amount thereof), plus accrued and unpaid interest, any premium, and fees and expenses reasonably incurred in connection therewith, (ii) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is the Latest Maturity Date at the time such Indebtedness is incurred, (iii) such Indebtedness is not secured by any Lien on any property or assets of the Borrower or any Restricted Subsidiary and (iv) such Indebtedness is not guaranteed by any Person other than the Borrower and the Guarantors.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Pipeline Real Property” shall mean all easements, rights of way, and other Real Property or interests therein comprising any part of the Pipeline Systems or upon which any part of such Pipeline Systems has been built, passes over or through or which is used in or reasonably necessary for the operation thereof.

“Pipeline Systems” shall mean the Hydrocarbon transmission and gathering pipeline systems and related facilities (other than any Processing Plants, fractionating, storage, compression and metering facilities) of the Borrower and the Subsidiaries of the Borrower.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Sections 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.01.

“Prepayment Notice” shall mean a Prepayment Notice delivered by the Borrower pursuant to Section 2.11 and substantially in the form of Exhibit F.

“Pricing Grid” shall mean the following pricing grid:

Category	Total Leverage Ratio	Applicable Margin for ABR Loans	Applicable Margin for Eurodollar Loans
1	Less than or equal to 1.50:1.00	0.50%	1.50%
2	Greater than 1.50:1.00 but less than or equal to 2.00:1.00	0.75%	1.75%
3	Greater than 2.00:1.00 but less than or equal to 3.00:1.00	1.00%	2.00%
4	Greater than 3.00:100 but less than or equal to 3.50:1.00	1.25%	2.25%
5	Greater than 3.50:100 but less than or equal to 4.00:1.00	1.50%	2.50%
6	Greater than 4.00:100	1.75%	2.75%

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Person acting as the Administrative Agent as its prime rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Rata Percentage” of any Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Revolving Credit Commitments most recently in effect, giving effect to any subsequent assignments.

“Processing Plants” shall mean, collectively, material processing plants, processing and compressor stations and terminals now or hereafter owned or leased, as applicable, by the Loan Parties.

“Projected Consolidated EBITDA” shall mean, in respect of any Material Project, the projected Consolidated EBITDA attributable to such Material Project for the first full 12-month period following the Scheduled Commercial Operation Date of such Material Project, such amount to be determined by the Borrower in good faith and approved by the Administrative Agent (such approval not to be unreasonably withheld) based upon projected revenues that are reasonably likely on the basis of sound financial planning practice and Prudent Industry Practices, the creditworthiness and applicable projected volumes of the prospective customers, capital and other costs, operating and administrative expenses, the Scheduled Commercial Operation Date, commodity price assumptions, the class and amount of Equity Interests of such Material Project owned, directly or indirectly, by the Borrower and other factors reasonably deemed appropriate by the Borrower in good faith and as approved by the Administrative Agent (such approval not to be unreasonably withheld).

Notwithstanding the foregoing, in connection with the calculation of any Consolidated EBITDA Material Project Adjustment on any Date of Determination in respect of any Material Project, Projected Consolidated EBITDA for such Material Project shall be deemed to be zero unless the Borrower certifies to the Administrative Agent in good faith in the Compliance Certificate delivered pursuant to Section 5.04(a)(iii) in connection with such Date of Determination that no event or condition has occurred or exists that could reasonably be expected to result in any materially adverse change to the Projected Consolidated EBITDA relating to such Material Project (including, without limitation, any materially adverse changes to the creditworthiness and applicable projected volumes of the prospective customers), or, if the Borrower is unable to make such certification or determines that the Projected Consolidated EBITDA has increased, the Borrower provides the Administrative Agent with written and revised pro forma projections of the Projected Consolidated EBITDA attributable to such Material Project recalculated by the Borrower in good faith and taking into account any such event or condition, which revised projections shall then be used to determine the Projected Consolidated EBITDA as set forth in the first paragraph of this definition in respect of such Material Project if approved by the Administrative Agent (such approval not to be unreasonably withheld).

“Projections” shall mean the projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any of its Restricted Subsidiaries prior to the Closing Date.

“Prudent Industry Practices” shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the Midstream Services industry in the United States during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, sound engineering practices, reliability, safety and expedition. “Prudent Industry Practices” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable principles, methods and acts generally accepted in the United States, having due regard for, among other things, the requirements or guidance of Governmental Authorities, applicable laws, equipment manufacturers, industry organizations and the requirements of insurers.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.

“Qualified Counterparty” shall mean, with respect to any Hedging Agreement, any counterparty thereto that at the time such Hedging Agreement was entered into was a Lender, an Agent or an Arranger, or an Affiliate of any of the foregoing.

“Qualifying Acquisition” shall mean any Permitted Acquisition with Acquisition Consideration of at least $25,000,000.

“Rate” shall have the meaning assigned to such term in the definition of “Type.”

“Real Property” shall mean collectively, all right, title and interest of the Parent or the Borrower or any Restricted Subsidiary in and to any and all parcels of real property owned or leased by the Borrower or any other Restricted Subsidiary together with all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Refinanced Debt” shall have the meaning assigned to such term in the definition of “Permitted Unsecured Refinancing Debt.”

“Regions” shall mean Regions Bank, in its individual capacity.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Documents” shall mean the Contribution Agreement, the Omnibus Agreement and the Parent LP Agreement.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any placing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing in, into or onto the environment.

“Required Lenders” shall mean, (a) at any time when there are less than five Lenders, at least two Lenders and Lenders having Loans (other than Swing Line Loans) outstanding, Swing Line Exposure and unused Revolving Credit Commitments representing more than 66 2/3% of the sum of all Loans (other than Swing Line Loans) outstanding, Swing Line Exposure and unused Revolving Credit Commitments at such time, or (b) at all other times, Lenders having Loans (other than Swing Line Loans) outstanding, Swing Line Exposure and unused Revolving Credit Commitments representing more than 50% of the sum of all Loans (other than Swing Line Loans) outstanding, Swing Line Exposure and unused Revolving Credit Commitments at such time; provided that the Loans, Swing Line Exposure or unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Reserve Adjusted Eurodollar Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, a fluctuating rate per annum equal to the product of (i) the Eurodollar Rate in effect for such Interest Period and (ii) Statutory Reserves.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary, and any purchase, redemption or other acquisition or retirement for value (including, without limitation, in connection with any merger or consolidation involving the Borrower or any Restricted Subsidiary) of any Equity Interests of the Borrower or any Restricted Subsidiary or any direct or indirect parent of the Borrower or any Restricted Subsidiary. Without limiting the foregoing, any designation of a Restricted Subsidiary as an Unrestricted Subsidiary solely to facilitate the making of a dividend or other distribution that would have been a Restricted Payment shall be deemed to be a Restricted Payment for purposes of this Agreement.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment or in any joinder agreement referred to in Section 2.24, as applicable, as the same may be (a) increased by the Increased Commitment of such Lender, if any, (b) reduced from time to time pursuant to Section 2.09 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Revolving Credit Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s Swing Line Exposure.

“Revolving Credit Lender” shall mean a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.

“Revolving Facility” shall mean the revolving credit facility provided for in this Agreement.

“Revolving Loan Note” shall mean a Revolving Loan Note delivered by the Borrower pursuant to Section 2.04(e) and substantially in the form of Exhibit C.

“Revolving Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01 and each Extended Revolving Loan, as the context may require.

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“Scheduled Commercial Operation Date” shall mean, with respect to any Material Project, the date originally scheduled as the day on which such Material Project shall achieve Commercial Operation as specified in the notice to be delivered to the Administrative Agent with respect to such Material Project as specified in the second paragraph of the definition of Consolidated EBITDA Material Project Adjustment.

“Secured Hedging Agreement” shall mean any interest rate or commodity Hedging Agreement entered into by any Loan Party and any Qualified Counterparty; provided that, notwithstanding anything to the contrary herein or in any other Loan Document, (i) at any time that any Hedging Agreement is entered into that is intended to be secured by the Collateral, the Borrower shall notify the Administrative Agent of the Qualified Counterparty party thereto and (ii) if reasonably requested by the Administrative Agent, in each case, in order to preserve and protect the priority of the Lien of the Collateral Agent for the benefit of the Secured Parties securing the Obligations under the Security Documents, the Borrower shall take such further actions as may be contemplated by Section 5.12.

“Secured Parties” shall mean, collectively, the Agents, the Arrangers, the Lenders, each Qualified Counterparty, each Indemnitee and any other “Secured Party” as defined in the Guarantee and Collateral Agreement.

“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement, the Super Parent Guarantee and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12.

“Solvency Certificate” shall mean the Solvency Certificate substantially in the form attached hereto as Exhibit L.

“Solvent” shall have the meaning assigned to such term in the Solvency Certificate.

“SPV” shall have the meaning assigned to such term in Section 9.04(i).

“Specified Existing Commitment” shall have the meaning assigned to such term in Section 2.25(a).

“Specified Existing Loans” shall have the meaning assigned to such term in Section 2.25(a).

“Specified IPO Transactions” means each of the transactions consummated in connection with the IPO on or after the Closing Date pursuant to or as contemplated by the Registration Statement and other transactions reasonably related thereto, including without limitation those transactions set forth on Schedule 1.01(b).

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” shall mean the collective reference to any Indebtedness of the Parent, the Borrower or any of the Restricted Subsidiaries subordinated in right of payment to the Obligations and containing such other terms and conditions, in each case, as are satisfactory to the Administrative Agent.

“Subordinated Intercompany Note” shall mean a Subordinated Intercompany Note substantially in the form of Exhibit H pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Subsidiary” shall mean any subsidiary of the Borrower.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, directly or indirectly by the parent and/or one or more subsidiaries of the parent.

“Subsidiary Guarantors” shall mean each existing and subsequently acquired or organized direct or indirect Wholly Owned Material Restricted Subsidiary of the Borrower; provided that if at any time any Subsidiary is designated as an Unrestricted Subsidiary pursuant to and in accordance with Section 5.14, thereafter, such Person shall not be deemed a Guarantor, provided further that at such time an Unrestricted Subsidiary is designated as a Restricted Subsidiary and such Restricted Subsidiary is a Wholly Owned Material Restricted Subsidiary, then such Person shall become a Guarantor pursuant to Section 5.12 (b).

“Super Parent Guarantee” shall mean that certain Guarantee Agreement dated as of July [__], 2013 and substantially in the form of Exhibit N, entered by Super Parent in favor of the Collateral Agent for the pro rata benefit of the Lenders.

“Super Parent” shall mean World Point Terminals, Inc., a Delaware corporation.

“Swap Obligation” shall have the meaning assigned to such term in the definition of “Excluded Swap Obligation.”

“Swing Line Borrowing” shall mean a Borrowing comprised of Swing Line Loans.

“Swing Line Borrowing Request” shall mean a request by the Borrower substantially in the form of Exhibit B-2.

“Swing Line Commitment” shall mean, with respect to each Swing Line Lender, the commitment of such Swing Line Lender to make Swing Line Loans pursuant to Section 2.22(a). The aggregate amount of the Swing Line Commitments on the Closing Date is $20,000,000.

“Swing Line Exposure” shall mean at any time the aggregate principal amount of all outstanding Swing Line Borrowings at such time.

“Swing Line Lender” shall mean BTMU, in its capacity as a lender of Swing Line Loans and its successors and permitted assigns hereunder.

“Swing Line Loans” shall mean the Swing Line loans made to the Borrower pursuant to Section 2.22(a).

“Syndication Agent” shall mean Regions, in its capacity as syndication agent.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Debt” shall mean, at any time, (a) the total Indebtedness (excluding Indebtedness of the type described in clause (h), clause (i), clause (j), clause (k) and clause (l) of the definition of Indebtedness, except, in the case of clause (k) and (l), to the extent of any unreimbursed drawings thereunder) of the Borrower and the Restricted Subsidiaries at such time; and minus (b) Unrestricted Cash in excess of $10,000,000 but not more than $50,000,000.

“Total Leverage Ratio” shall mean, as of any date (including any Date of Determination) for the Applicable Period related thereto, the ratio of (a) Total Debt as of such date to (b) Consolidated EBITDA for such Applicable Period.

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment as of the Closing Date is $200,000,000.

“Transaction Expenses” means collectively, (a) the IPO Costs and (b) the fees, costs and expenses incurred or payable by (without duplication) the Parent, Borrower and the Restricted Subsidiaries or any direct or indirect parent thereof in connection with (i) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder and (ii) the refinancing of the Existing Credit Agreement, including any amortization of such fees, costs and expenses and any costs (including without limitation any breakage fees or penalties) related to the unwinding of interest rate hedges.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Reserve Adjusted Eurodollar Rate and the Alternate Base Rate.

“U.S. Tax Compliance Certificate” shall mean a certificate substantially in the form of Exhibit J.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001 and as modified, amended, supplemented or restated from time to time)).

“Unrestricted Cash” shall mean on any date (including any Date of Determination), the sum of the amount of cash and Permitted Investments of the Borrower and each Restricted Subsidiary that is a Domestic Subsidiary, as set forth on the balance sheet of the Borrower and its Restricted Subsidiaries (it being understood that such amount shall exclude in any event (i) any cash or Permitted Investments identified on such balance sheet as “restricted” (other than cash or Permitted Investments restricted in favor of the Secured Parties), (ii) any amount to the extent any use thereof for application to the payment of Indebtedness under the Loan Documents is restricted or prohibited by Law or contract and (iii) any cash or Permitted Investments that are not subject to a perfected security interest in favor of the Collateral Agent for the benefit of the Secured Parties (which cash will be deemed to be subject to such a security interest if it is deposited in a deposit account or securities account in which the Collateral Agent for the benefit of the Secured Parties has a perfected security interest)).

“Unrestricted Subsidiary” shall mean any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.14 subsequent to the Closing Date.

“Voting Stock” of any specified Person as of any date shall mean the Equity Interests of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Wholly Owned Material Restricted Subsidiary” shall mean a Wholly Owned Domestic Subsidiary that is also a Material Restricted Subsidiary.

“Wholly Owned Restricted Subsidiary” shall mean a Wholly Owned Subsidiary that is also a Restricted Subsidiary.

“Wholly Owned Domestic Subsidiary” shall mean a Wholly Owned Subsidiary that is also a Domestic Subsidiary.

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement, and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders; provided, further, that obligations relating to a lease that were accounted for by a Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by such Person shall be accounted for as obligations relating to an operating lease and not as a Capital Lease Obligation. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article VI shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”.

SECTION 1.03 Pro Forma Calculations. All pro forma calculations permitted or required to be made by Parent, the Borrower or any Subsidiary pursuant to this Agreement shall include only those adjustments that (i) have been certified by a Financial Officer of the Borrower as having been prepared in good faith based upon reasonable assumptions, (ii) factually supportable and (iii) are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent.

SECTION 1.04 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Borrowing”).

ARTICLE II

The Credits

SECTION 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower, at any time and from time to time on or after the Closing Date, and until the earlier of the Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.

SECTION 2.02 Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments (or, in the case of Swing Line Loans, ratably in accordance with their respective Swing Line Commitments); provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.02(f), 2.08 and 2.14, each Borrowing (other than a Borrowing of Swing Line Loans which shall be comprised entirely of ABR Loans) shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten (10) Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans made pursuant to Section 2.02(f) and Swing Line Loans, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, but is not required to, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Revolving Credit Borrowing or Swing Line Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(f) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Revolving Credit Borrowing or Swing Line Borrowing if the Mortgaged Property Value is less than the product of the Total Revolving Credit Commitments at such time multiplied by 5/3 (the absolute value of any such negative amount, the “Deficiency”), provided that so long as the Closing Date Availability Requirements are satisfied then the restrictions imposed by this Section 2.02(f) shall not apply for so long as the Borrower shall be in compliance with Section 5.15.

SECTION 2.03 Borrowing Procedure. In order to request a Borrowing (other than a Borrowing of Swing Line Loans under Section 2.22 as to which this Section 2.03 shall not apply), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three (3) Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 (noon), New York City time, on the Business Day prior to the requested date of a proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing (provided that, until the Administrative Agent shall have notified the Borrower that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 30 days after the Closing Date), the Borrower shall not be permitted to request a Eurodollar Borrowing with an Interest Period in excess of one month); (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04 Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the principal amount of each Swing Line Loan of such Swing Line Lender then outstanding on the earlier of the Maturity Date and three (3) Business Days after such Swing Line Loan is made; provided that on each date that a Revolving Loan Borrowing is made, the Borrower shall repay all Swing Line Loans then outstanding and (ii) the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) Subject to Section 9.04(d), which shall control in all cases, the Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower, any Guarantor or the Super Parent and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded, absent manifest error; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05 Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Revolving Credit Commitment Fee”) as set forth under the heading “Revolving Credit Commitment Fee” on the pricing grid below which corresponds to the Total Leverage Ratio set forth in the most recently delivered Compliance Certificate.

Category	Total Leverage Ratio	Revolving Credit Commitment Fee
1	Less than or equal to 1.50:1.00	0.300%
2	Greater than 1.50:1.00 but less than or equal to 2.00:1.00	0.375%
3	Greater than 2.00:1.00 but less than or equal to 3.00:1.00	0.375%
4	Greater than 3.00:100 but less than or equal to 3.50:1.00	0.375%
5	Greater than 3.50:100 but less than or equal to 4.00:1.00	0.500%
6	Greater than 4.00:100	0.500%

Each change in the Revolving Credit Commitment Fee resulting from a change in the Total Leverage Ratio shall be effective on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by clauses (i), (ii) and (iii) of Section 5.04(a), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements indicating another such change. Notwithstanding the foregoing, the initial Revolving Credit Commitment Fee shall be based on the certificates delivered on the Closing Date as required by clause (n) of Section 4.02. In addition, (a) at any time the Borrower has failed to deliver the financial statements and certificates required by clauses (i), (ii) and (iii) of Section 5.04(a), respectively and until such time as the Borrower delivers such financial statements and certificates, or (b) at any time after the occurrence and during the continuance of an Event of Default (i) of the type other than Event of Default described in Section 7.01 (b) and (c), or (ii) of the type described in Section 7.01 (b) and (c) and of the type referred in (i) above, the Total Leverage Ratio shall be deemed to be in Category immediately below the Category applicable immediately prior to such failure to deliver the financial statements and certificates or Event of Default for purposes of determining the Revolving Credit Commitment Fee. Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, if it is subsequently determined that the computation of the Total Leverage Ratio delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received fees for any period based on an Applicable Margin that is less than that which would have been applicable had the Total Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the Revolving Credit Commitment Fee for any day occurring within the period covered by inaccurate computation shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Total Leverage Ratio for such period, and any shortfall in the fees paid by the Borrower for the relevant period pursuant to this Section 2.05 as a result of the miscalculation of the Total Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of this Section 2.05 as applicable, at the time the fees for such period were required to be paid pursuant to this Section 2.05 (and shall remain due and payable until paid in full), in accordance with the terms of this Agreement; provided, that notwithstanding the foregoing, (x) other than while an Event of Default described in Section 7.01(g) or (h) has occurred, such shortfall shall be due and payable five (5) Business Days following the determination described above and (y) if an Event of Default described in Section 7.01(g) or (h) has occurred, such shortfall shall be due and payable immediately upon the determination described above. The Revolving Credit Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Revolving Credit Commitment Fee, the outstanding Swing Line Loans during the period for which such Lender’s Revolving Credit Commitment Fee is calculated shall be deemed to be zero.

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, a non-refundable agency fee, as mutually agreed upon by the Administrative Agent and the Borrower (the “Administrative Agent Fees”).

(c) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times as have been mutually agreed upon. Such fees shall be fully earned when paid and shall not be refundable and not creditable for any reason whatsoever.

SECTION 2.06 Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing (including any Swing Line Loans) shall bear interest (in the case of ABR Loans bearing interest based upon the Prime Rate, computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable, and in all other cases, computed on the basis of the actual number of days elapsed over a year of 360 days at all times and calculated from and including the date of such Borrowing to but excluding the date of repayment or conversion thereof), at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Reserve Adjusted Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Reserve Adjusted Eurodollar Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07 Default Interest. If any Event of Default described in Section 7.01(b) or (c) has occurred and is continuing, then, from the date of such Event of Default and for so long as such Event of Default is continuing, to the extent permitted by law, all amounts not paid when due under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum (such 2.00% rate referred to in clauses (a) and (b), the “Default Rate”).

SECTION 2.08 Alternate Rate of Interest. In the event, and on each occasion, that on the day two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the majority of Lenders of making or maintaining Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Reserve Adjusted Eurodollar Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09 Termination and Reduction of Commitments. (a) The Revolving Credit Commitments and the Swing Line Commitment shall automatically terminate on the Maturity Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on October 30, 2013 if the closing of this Agreement shall not have occurred by such time.

(b) Upon at least three (3) Business Days’ prior irrevocable written or fax notice to the Administrative Agent or such shorter time period as the Administrative Agent may agree in its sole discretion, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Revolving Credit Commitments or the Swing Line Commitment; provided, however, that (i) each partial reduction of the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $1,000,000, (ii) each partial reduction of the Swing Line Commitment shall be in an integral multiple of $250,000 and in a minimum amount of $1,000,000 and (iii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time; provided further, that a notice of permanent termination may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of permanent termination may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of permanent reduction) if such condition is not satisfied.

(c) Each reduction in the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

SECTION 2.10 Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable written notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one (1) Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three (3) Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three (3) Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i) until the Administrative Agent shall have notified the Borrower that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 30 days after the Closing Date), no ABR Borrowing may be converted into a Eurodollar Borrowing with an Interest Period in excess of one month;

(ii) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(iii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iv) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(v) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.15;

(vi) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vii) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(viii) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan; and

(ix) this Section shall not apply to Swing Line Borrowings, which may not be converted or continued.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an ABR Borrowing.

SECTION 2.11 Voluntary Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three (3) Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one (1) Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that (i) each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 2.11(a), such prepayment shall not, so long as no Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender.

(b) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied; provided further, however, that the provisions of Section 2.15 shall apply with respect to any such revocation or extension. All prepayments under this Section 2.11 shall be subject to Section 2.15. All prepayments under this Section 2.11 (other than prepayments of ABR Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.12 Mandatory Prepayments. (a) In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Loans and all outstanding Swing Line Loans. If, after giving effect to any partial reduction of the Revolving Credit Commitments or at any other time, the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment, then the Borrower shall, on the date of such reduction or at such other time, repay or prepay Revolving Loans.

(b) In the event that the Borrower or any Restricted Subsidiary shall receive any Casualty Event Receipt, the Borrower shall not later than the third Business Day following the receipt of such Casualty Event Receipt by the Borrower or such Restricted Subsidiary, apply an amount equal to 100% of such Casualty Event Receipt to prepay outstanding Loans in accordance with Section 2.12(e).

(c) In the event a Deficiency exists, the Borrower shall within ten (10) days after written notice from the Administrative Agent to the Borrower of such Deficiency, notify the Administrative Agent that it intends to take one or more of the following actions, in each case within ninety (90) days after such election, to (x) provide additional Perfected Mortgaged Properties with and appraised value sufficient to eliminate the Deficiency, or (y) prepay outstanding Loans in an amount sufficient to eliminate the Deficiency.

(d) Mandatory prepayments under Section 2.12(b) and (c) shall be applied without penalty or premium to Revolving Loans with no corresponding permanent reduction of the Revolving Credit Commitments.

(e) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.12, (i) a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three (3) Business Days prior written notice of such prepayment (other than prepayments of ABR Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments). Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.12 shall be subject to Section 2.15, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.13 Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Reserve Adjusted Eurodollar Rate), (ii) subject the Administrative Agent, any Lender to any Taxes in connection with this Agreement or any Loan, or Commitment made hereunder or its deposits, reserves, other liabilities or capital attributable thereto, or change the basis of taxation payments in respect thereof (except for Indemnified Taxes or Other Taxes indemnified pursuant to Section 2.19 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender) or (iii) impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurodollar Loan or increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, upon the request of such Lender, the Borrower will pay to such Lender, as the case may be, upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that any Change in Law affecting such Lender regarding any capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request if such Lender knew of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period. The protection of this Section 2.13 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.14 Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 2.14, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.15 Breakage. The Borrower shall indemnify each Lender against any loss (other than a loss of applicable margin or profits) or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder, or (iv) the failure to prepay or terminate pursuant on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.11 and is revoked in accordance therewith)(any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth in reasonable detail the calculation of any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.16 Pro Rata Treatment. Except as provided with respect to Swing Line Loans, subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders, and as required under Section 2.14, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). For purposes of determining the available Revolving Credit Commitments of the Lenders at any time, each outstanding Swing Line Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders which shall have not have made any Swing Line Loans) pro rata in accordance with such respective Revolving Credit Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

SECTION 2.17 Sharing. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.17 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.17 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Affiliates (as to which the provisions of this Section 2.17 shall apply). The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.18 Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 2:00 p.m., New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating the amounts due hereunder. Each such payment) shall be made to the Administrative Agent at its offices at 1251 Avenue of the Americas, New York, New York 10020. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent to represent its cost of overnight or short term funds (which determination shall be conclusive absent manifest error).

SECTION 2.19 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes; provided that, if any Taxes are required by law to be withheld or deducted from such payments, then (i) such Loan Party shall make such deductions or withholdings, (ii) such Loan Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (iii) if any Taxes required to be withheld or deducted are Indemnified Taxes or Other Taxes, then the sum payable by such Loan Party shall be increased as necessary so that after making such required deductions or withholdings (including such deductions and withholdings applicable to additional sums payable under this Section 2.19) the Administrative Agent, each Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) Without limiting the provisions of subsection (a) above, the Borrower shall pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any other Taxes.

(c) Without duplication of Sections 2.19(a) or (b) above, the Borrower shall indemnify the Administrative Agent, each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on behalf of itself, a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(e)(ii)) shall not be required if in the Lender's judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or if such Lender is not legally eligible to deliver such documentation. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update, if it is legally entitled to, any form or certification previously delivered pursuant to this Section 2.19(e). If any form or certification previously delivered pursuant to this Section 2.19(e) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, any Foreign Lender shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a party hereto, two accurate and complete executed copies of whichever of the following is applicable: (A) IRS Form W-8BEN (or its successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party; (B) IRS Form W-8ECI (or its successor form); (C) IRS Form W-8IMY (or its successor form), together with any required attachments; (D) IRS Form W-8EXP (or its successor form); or (E) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under the Code, both IRS Form W-8BEN and a U.S. Tax Compliance Certificate. Any Lender that is not a Foreign Lender shall deliver to Borrower and the Administrative Agent (at the times and in the manner provided with respect to Foreign Lenders under the preceding sentence) IRS Form W-9 (or its successor form).

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements under FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.19(e)(iii), the definition of “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) If the Administrative Agent or any Lender determines, in its discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any interest, penalties or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent, such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.19(f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph to the extent the payment of such amount would place the Administrative Agent or such Lender in a less favorable net after-Tax position than it would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. Nothing in this Section 2.19(f) shall be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.20 Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.13, (ii) any Lender delivers a notice described in Section 2.14, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.19, (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of all Lenders or all Lenders directly and adversely affected thereby and such amendment, waiver or other modification is consented to by the Required Lenders, or (v) any Lender becomes a Defaulting Lender, then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.13, 2.15 and 2.19, its rights pursuant to Section 9.05 in respect of the period in which it was a Lender) and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligation with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, and the Swing Line Lender), which consents shall not unreasonably be withheld, conditioned or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, plus all Fees and other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.13, 2.15 and 2.19); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.13, notice under Section 2.14, entitlement to receive amounts pursuant to Section 2.19 or being a Defaulting Lender, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.14, or cease to result in amounts being payable under Section 2.19, or cease to cause such Lender to be a Defaulting Lender, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.13 in respect of such circumstances or event or shall withdraw its notice under Section 2.14 or shall waive its right to further payments under Section 2.19 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, or shall cease to be a Defaulting Lender, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Notwithstanding anything to the contrary, in the event that a Lender does not comply with the requirements of this Section 2.20(a) within one (1) Business Day after receipt of such notice, such assignment shall be deemed to have occurred on such Business Day without such Lender’s execution of any documentation required pursuant to Section 9.04 but after satisfaction of the other conditions set forth herein.

(b) If (i) any Lender shall request compensation under Section 2.13, (ii) any Lender delivers a notice described in Section 2.14 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.19, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would materially reduce its claims for compensation under Section 2.13 or enable it to withdraw its notice pursuant to Section 2.14 or would reduce amounts payable pursuant to Section 2.19, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

SECTION 2.21 Defaulting Lender. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 9.08.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Swing Line Lender hereunder; third, to pay to the Swing Line Lender its Fronting Exposure with respect to such Defaulting Lender; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Swing Line Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Swing Line Loans, if any and as applicable; sixth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders of the applicable Class on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders of the applicable Class pro rata in accordance with the Commitments under the applicable Class without giving effect to Section 2.21(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s obligation to fund participations in respect of Swing Line Loans shall be reallocated among the Revolving Credit Lenders that are Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.01 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any such Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, repay any Swing Line Lender’s Fronting Exposure by repaying the Swing Line Loans such that such Fronting Exposure is reduced to zero.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Swing Line Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Revolving Credit Lenders in accordance with the Revolving Credit Commitments (without giving effect to Section 2.21(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Line Loans. So long as any Lender is a Defaulting Lender, no Swing Line Lender shall be required to fund any Swing Line Loan unless it is satisfied that the related exposure will be 100% covered by the Revolving Loan Commitments of the Non-Defaulting Lenders or participating interests in any such newly made Swing Line Loan shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.21(a)(iv) (and Defaulting Lenders shall not participate therein).

SECTION 2.22 Swing Line Loans. (a) Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make Swing Line Loans to the Borrower from time to time prior to the Maturity Date in Dollars, in an aggregate principal amount at any time outstanding that will not result in (x) the aggregate principal amount of outstanding Swing Line Loans exceeding the total Swing Line Commitment, (y) the outstanding Swing Line Loans of the Swing Line Lender exceeding the Swing Line Lender’s Swing Line Commitment or (z) the aggregate Revolving Credit Exposure exceeding the Total Revolving Credit Commitments; provided that the Swing Line Lender shall not be required to make a Swing Line Loan to refinance an outstanding Swing Line Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swing Line Loans. Notwithstanding anything to the contrary contained in this Section 2.22 or elsewhere in this Agreement, in the event that a Revolving Credit Lender is a Defaulting Lender, no Swing Line Lender shall be required to issue or extend any Swing Line Loan, unless any Fronting Exposure in respect thereof, after giving effect to the extension of such Swing Line Loan, may be reallocated among Non-Defaulting Lenders in accordance with Section 2.21(a)(iv) or, if such reallocation is not available in accordance with such Section, the Swing Line Lender has entered into arrangements satisfactory to it, in its sole discretion, and the Borrower to eliminate the Swing Line Lender’s risk with respect to the participation in Swing Line Loans by all such Defaulting Lenders, which may include prepaying such Swing Line Loans while any Fronting Exposure exists in relation thereto.

(b) To request a Swing Line Borrowing, the Borrower shall notify the Swing Line Lender of such request by not later than 11:00 a.m., New York City time on the day of the proposed Swing Line Borrowing by delivering a Swing Line Borrowing Request. Each such notice and Swing Line Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day), (ii) the amount of the requested Swing Line Borrowing, (iii) the term of such Swing Line Loan and

(iv) the location and number of the Borrower’s account to which funds are to be disbursed. The Swing Line Lender shall make each Swing Line Loan in accordance with Section 2.02 on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Borrower.

(c) Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to such Revolving Credit Lender’s Pro Rata Percentage of such Swing Line Loan. The Swing Line Lender shall deliver the Swing Line Borrowing Request to the Administrative Agent which shall promptly deliver such Swing Line Borrowing Request to each Revolving Credit Lender. Each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice of the Swing Line Borrowing Request, to pay to the Administrative Agent for the account of the Swing Line Lender, such Revolving Credit Lender’s Pro Rata Percentage of such Swing Line Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its respective obligation to acquire participations in Swing Line Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02 with respect to Loans made by such Revolving Credit Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swing Line Lender the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swing Line Loan acquired pursuant to this paragraph (c), and thereafter payments by the Borrower in respect of such Swing Line Loan shall be made to the Administrative Agent and not to the Swing Line Lender. Any amounts received by a Swing Line Lender from the Borrower (or any other party on behalf of the Borrower) in respect of a Swing Line Loan after receipt by the Swing Line Lender of the proceeds of a sale of participations therein shall be remitted promptly to the Administrative Agent; any such amounts received by the Administrative Agent shall be remitted promptly by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the Swing Line Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swing Line Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swing Line Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof otherwise expressly provided herein.

(d) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Pro Rata Percentage thereof in the same funds as those received by the Swing Line Lender. If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned to the Borrower by the Swing Line Lender under any circumstances (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 2.23 Reserved.

SECTION 2.24 Increase in Commitments. (a) Provided the availability requirements set forth in Section 2.02(f) are satisfied and there exists no Default or Event of Default the Borrower may, by written notice to the Administrative Agent from time to time, request an increase in the Commitments by an amount (for all such requests) not exceeding $100,000,000. Such notice shall set forth (i) the amount being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $25,000,000 or such lesser amount equal to the remaining Increased Commitment, and (ii) the date (an “Increased Amount Date”) on which such Increased Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 45 days after the date of such notice (or such other number of days as the Administrative Agent may agree to)).

(b) The Borrower may seek Increased Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders (all of which must be Eligible Assignees consented to by the Swing Line and Administrative Agent (any such additional bank, financial institution or other institutional lender, an “Additional Lender”). The Borrower and each Additional Lender shall execute and deliver to the Administrative Agent a joinder agreement in form and substance satisfactory to the Administrative Agent, and such other documentation as the Administrative Agent shall reasonably specify to evidence the Increased Commitments of each Additional Lender. The terms and provisions of the Increased Loan shall be identical to those of the Revolving Loans other than in respect of any arrangement, commitment or upfront fees payable to any Additional Lenders. Each of the parties hereto hereby agrees that, upon the effectiveness of any joinder agreement referred to above, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Increased Commitment evidenced thereby, and the Administrative Agent and the Borrower may revise this Agreement to evidence such amendments.

(c) Notwithstanding the foregoing, no Increased Commitments shall become effective under this Section 2.24 unless on the date of such effectiveness, (i) the conditions set forth in Sections 4.01(b) and 4.01(c) shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, (ii) the Borrower would be in Financial Covenant Compliance, (iii) except as otherwise specified in the applicable joinder agreement, the Administrative Agent shall have received (with sufficient copies for each of the Additional Lenders) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.02, (iv) the Administrative Agent and each applicable Lender shall have received all fees and expenses owed in respect of such Increased Commitments, and (v) the terms and documentation in respect of such Increased Commitments, to the extent not consistent with this Agreement and the other Loan Documents, shall be reasonably satisfactory to the Administrative Agent.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Increased Loans, when originally made, are included in each Borrowing of outstanding Revolving Loans, as applicable, on a pro rata basis. This may be accomplished by requiring each outstanding Eurodollar Borrowing to be converted into an ABR Borrowing on the date of each Increased Loan, or by allocating a portion of each Incremental Loan to each outstanding Eurodollar Borrowing on a pro rata basis. Any conversion of Eurodollar Loans to ABR Loans required by the preceding sentence shall be subject to Section 2.15. If any Increased Loan is to be allocated to an existing Interest Period for a Eurodollar Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable joinder agreement.

(e) The Borrower shall prepay any Loans outstanding on the Increased Amount Date (and pay any additional amounts required pursuant hereby) to the extent necessary to keep the outstanding Loans ratable with any revised Pro Rata Percentage arising from any nonratable increase in the Commitments under this Section.

(f) The proceeds of any Increased Loans shall be used for the purposes specified in the introductory statement to this Agreement.

SECTION 2.25 Extension Amendments. (a) The Borrower may at any time and from time to time, without the consent of the Administrative Agent or the Required Lenders, agree with one or more Lenders that the scheduled termination date or Maturity Date (as applicable) with respect to all or a portion of any of such Lenders’ Commitments or Loans (including, for the avoidance of doubt, any previously Extended Revolving Loans), existing at the time of such request (any such Commitment, an “Existing Commitment” and any such existing outstanding Loans, the “Existing Loans”) be extended (any such Existing Commitment which has been so extended, an “Extended Commitment” and any such Existing Loan whose scheduled maturity date(s) has or have been so extended, an “Extended Revolving Loan”) and to provide for other terms consistent with this Section 2.25. In order to establish any Extended Commitment or Extended Revolving Loan, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Commitment) (an “Extension Request”), which Extension Request may be conditioned as determined by the Borrower and set forth in such Extension Request and will set forth the proposed terms of the Extended Commitment or Extended Revolving Loan to be established, which terms (other than as provided in clause (c) below and covenants and other provisions applicable to periods after the Maturity Date of any non-Extended Revolving Loans) shall be identical to those applicable to the Existing Loans or Existing Commitment from which they are to be extended (any such Existing Commitment, the “Specified Existing Commitment” and any such Existing Loan, the “Specified Existing Loan”) except (x) all or any of the final maturity/termination dates of such Extended Commitment or Extended Revolving Loan may be delayed to later dates than the final maturity/termination dates of the Specified Existing Commitment or Specified Existing Loan (as applicable), (y) (A) the interest margins with respect to the Extended Commitment or Extended Revolving Loan may be higher or lower than the interest margins for the Specified Existing Commitment or Specified Existing Loan (as applicable) and/or (B) additional fees may be payable to the Lenders providing such Extended Commitment or Extended Revolving Loan in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) the commitment fee, if any, with respect to the Extended Commitment may be higher or lower than the commitment fee, if any, for the Specified Existing Commitment, in each case to the extent provided in the applicable Extension Amendment; provided, that, notwithstanding anything to the contrary in this Section 2.25 or otherwise, (1) no Extended Commitment shall be secured by or receive the benefit of any collateral, credit support or security that does not secure or support the Existing Commitments and Existing Loans, (2) the final maturity of any Extended Revolving Loan shall not be earlier than any Loan made under the applicable Specified Existing Commitment in respect thereof, (3) each Lender with respect to the Specified Existing Commitment or Specified Existing Loans (as applicable) shall be permitted to participate in the Extended Commitment or Extended Revolving Loan (as applicable) in accordance with its pro rata share of the Specified Existing Commitment or Specified Existing Loan, (4) except with respect to periods after the Maturity Date of any non-Extended Commitments or non-Extended Revolving Loans, assignments and participations of Extended Commitments and Extended Revolving shall be governed by the same assignment and participation provisions applicable to Loans and Commitments hereunder as set forth in Section 9.04 and (5) the repayment (other than in connection with a permanent voluntary prepayment) and the mandatory prepayment of any Extended Revolving Loans shall be made on a pro rata basis with all other outstanding Revolving Loans (other than at the maturity of any Revolving Loan Commitments that have not been extended, at which point the maturing Revolving Loans associated therewith may be repaid without making a pro rata payment of any non-maturing Revolving Loans). No Lender shall have any obligation to agree to have any of its Existing Loans or, if applicable, any of its Existing Commitment converted into an Extended Commitment or Extended Revolving Loan pursuant to any Extension Request. Any Extended Commitment shall constitute a separate commitment of Loans from the Specified Existing Commitments and from any other Existing Commitments (together with any other Extended Commitments so established on such date).

(b) The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders with respect to the applicable Existing Commitments or Existing Loans are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Commitment or Specified Existing Loans converted into Extended Commitments or Extended Revolving Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Commitment or Specified Existing Loans that it has elected to convert into an Extended Commitment or Extended Revolving Loan. In the event that the aggregate amount of the Specified Existing Commitment or Specified Existing Loans subject to Extension Elections exceeds the amount of Extended Commitments or Extended Revolving Loans requested pursuant to the Extension Request, the Specified Existing Commitment or Specified Existing Loans subject to Extension Elections shall be converted to Extended Commitments or Extended Revolving Loans (as applicable) on a pro rata basis based on the amount of Specified Existing Commitments or Specified Existing Loans included in each such Extension Election.

(c) Extended Commitments and Extended Revolving Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments on terms consistent with this Section 2.25 and which, notwithstanding anything to the contrary set forth in Section 9.08, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Commitments or Extended Revolving Loans established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders. No Extension Amendment shall provide for any tranche of Extended Commitments or tranche of Extended Revolving Loans in an aggregate principal amount that is less than $50,000,000 and integral multiples of $5,000,000 in excess thereof; provided, further, that no Extension Amendment may provide for any Extended Commitment or Extended Revolving Loans to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Commitments or Existing Loans. It is understood and agreed that each Lender has consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.25 and the arrangements described above in connection therewith. In connection with any Extension Amendment, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of such Extension Amendment, this Agreement as amended thereby, the security interests in respect of the Extended Revolving Loans and Extended Commitments and such of the other Loan Documents (if any) as may be amended thereby and that the existing security interest of the Collateral Agent shall not be adversely affected thereby.

(d) Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Commitment or Existing Loan is extended in accordance with this Section 2.25 (an “Extension Date”), in the case of the Specified Existing Commitment and Specified Existing Loans of each Extending Lender, the aggregate principal amount of such Specified Existing Commitment and Specified Existing Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Commitments or Extended Revolving Loans so converted by such Lender on such date, and such Extended Commitments or Extended Revolving Loans shall be established as a separate

Commitment or separate tranche of Loans from the Specified Existing Commitment or Specified Existing Loans and from any other Existing Commitments or Existing Loans (together with any other Extended Commitment or Extended Revolving Loans so established on such date).

(e) If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such Lender, a “Non-Extending Lender”) then the Borrower may, upon notice to the Administrative and the Non-Extending Lender, (i) replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 9.04 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided, that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to obtain a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Loans and/or a commitment on the terms set forth in such Extension Amendment; and provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full at par by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Acceptance or (ii) prepay the Loans and, at the Borrower’s option, if applicable, terminate the Commitments of such Non-Extending Lender, in whole or in part, subject to Section 2.20, without premium or penalty. In connection with any such replacement under this Section 2.25, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (x) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (y) the date as of which all obligations of the Borrower owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full in cash by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Extending Lender.

(f) This Section 2.25 shall supersede any provisions in Section 2.16 or Section 2.17 to the contrary.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent, the Collateral Agent, each Swing Line Lender and each of the Lenders that, on and as of the Closing Date and on and as of each other date thereafter as required by Section 4.01:

SECTION 3.01 Organization; Powers. The Borrower and each of the Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (which, as of the Closing Date, is as identified in Schedule 3.01), (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, except, in each case where the failure to have such power and authority could not reasonably be expected to result in a Material Adverse Effect, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in each case where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents, the Related Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder. The Parent qualifies as a Master Limited Partnership after giving effect to the IPO.

SECTION 3.02 Authorization. This Agreement (a) has been duly authorized by all requisite company or partnership and, if required, equityholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary or (B) any order of any Governmental Authority, (ii) violate or result in a default under any indenture or any other agreement, instrument or other evidence of any Material Indebtedness or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Restricted Subsidiary (other than any Lien created hereunder or under the Security Documents or any Lien permitted by Section 6.02).

SECTION 3.03 Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the applicable Loan Party will constitute, legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws affecting creditors’ rights generally, and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.04 Governmental Approvals; No Conflicts. (a) No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or any other Person is or will be required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or in connection with the transactions contemplated hereunder, including the IPO, except for (i) the filing of Uniform Commercial Code financing statements and Mortgages, (ii) filings with the United States Patent and Trademark Office and the United States Copyright Office or, with respect to intellectual property which is the subject of registration or application for registration outside the United States, such applicable patent, trademark or copyright office or other intellectual property authority, (iii) such as have been made or obtained and are in full force and effect or are listed on Schedule 3.04, (iv) with respect to any of the foregoing required in connection with the IPO and the Specified IPO Transactions and (v) with respect to any of the foregoing from Persons other than a Governmental Authority, those where the failure to obtain such consent or approval or take such action or make such registration or filing could not reasonably be expected to result in a Material Adverse Effect.

(b) The Loan Documents (i) will not violate any Organizational Documents of the Super Parent, the Parent, the Borrower or any Subsidiary and (ii) will not violate or result in a default under any indenture or any other agreement, instrument or other evidence of Material Indebtedness.

SECTION 3.05 Financial Statements. (a) The Parent has heretofore furnished to the Lenders the unqualified audited financial statements of Parent (or its predecessor) and its Subsidiaries for the fiscal year ended December 31, 2012. Such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of the Parent and its Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Parent and its Subsidiaries as of the dates thereof required to be disclosed under GAAP. Such financial statements were prepared in all material respects in accordance with GAAP applied on a consistent basis.

(b) The Borrower has heretofore delivered to the Lenders the unaudited consolidated balance sheets of the Parent (or its predecessor) and its Subsidiaries dated June 30, 2013, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that dated that (i) were prepared in all material respects in accordance with GAAP applied on a consistent basis and (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

SECTION 3.06 No Material Adverse Effect. No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect since December 31, 2012.

SECTION 3.07 Title to Properties; Possession Under Leases. (a) Each of the Borrower and the Restricted Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets, except as could not reasonably be expected to result in a Material Adverse Effect. All such material properties and assets are free and clear of Liens, other than (i) in the case of Equity Interests, Liens permitted under clause (b), (c), (d), (j) and (k) of Section 6.02 (such Liens, the “Permitted Liens”) and (ii) in the case of all other material properties and assets, Liens expressly permitted by Section 6.02. Other than Liens permitted pursuant to clause (c) of Section 6.02, no Liens exist, directly or indirectly, on the Collateral consisting of Equity Interests that are prior and superior in right to Liens in favor of the Collateral Agent other than Liens that have priority by operation of law.

(b) As of the Closing Date, the Borrower has not received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting any Real Property material to the business of the Borrower and the Restricted Subsidiaries.

(c) Except as set forth on Schedule 3.07, as of the Closing Date, neither the Borrower nor or any of its respective Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Real Property.

SECTION 3.08 Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries of the Parent and the Borrower respectively and the percentage ownership interest of the Parent and the Borrower therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable (except as such non-assessability may be affected by Section 18-607 or 18-804 of the Delaware Limited Liability Company Act) and are owned by the Parent or the Borrower, directly or indirectly, free and clear of all Liens (other than Permitted Liens).

SECTION 3.09 Litigation; Compliance with Laws.

(a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Restricted Subsidiaries or any business, property or rights of any such Person (i) that involve any Loan Document or, as of the Closing Date, the transactions contemplated hereunder, including the IPO or (ii) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Neither the Borrower nor any of the Restricted Subsidiaries or any of their respective material properties or assets is (i) in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any currently applicable law, rule or regulation (other than those covered by Sections 3.11, 3.12, 3.14, 3.16, 3.17, 3.23, 3.25, 3.27 or 3.28, which laws, rules and regulations are addressed in those Sections) or (ii) is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority (including without limitation the USA PATRIOT Act), where such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 No Default. Neither the Borrower nor any of the Restricted Subsidiaries is in default in any manner under any provision of any indenture or other agreement, instrument or other evidence of Material Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, in each case where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11 Federal Reserve Regulations. (a) Neither the Borrower nor any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.12 Investment Company Act. Neither the Borrower nor any of the Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13 Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes specified in the introductory statement to this Agreement.

SECTION 3.14 Taxes. Each of the Borrower and the Restricted Subsidiaries has filed or caused to be filed all Federal, state, local and foreign tax returns or other materials, in each case, required to have been filed by it and has paid or caused to be paid all Taxes due and payable by it (whether or not shown on any tax return) and all other assessments received by it, except, in each case referred to above, (a) Taxes or assessments that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted that operate to suspend the collection of such contested Tax and for which the Borrower or such Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP or (b) to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect or the imposition of a material Lien on any Collateral. There is no proposed written Tax assessment against the Borrower or any of the Restricted Subsidiaries that would, if made, have a Material Adverse Effect.

SECTION 3.15 No Material Misstatements. (a) All written information (other than the Projections, estimates and information of a general economic nature) (the “Information”) concerning the Borrower and its Subsidiaries or the Transactions furnished by or on behalf of the Borrower or any other Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, when furnished and taken as a whole, was true and correct in all material respects and did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were not materially misleading.

(b) The Projections prepared by or on behalf of the Borrower or any of its representatives and that have been made available to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, (i) have been prepared in good faith based assumptions believed by the Borrower to be reasonable as of the date thereof, as of the date such Projections were furnished and as of the Closing Date (it being understood that projections are not a guaranty of future performance and that actual results during the period or periods covered by projections may materially differ from the projected results therein) and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

SECTION 3.16 Employee Benefit Plans. (a) There does not now exist, and there are no existing circumstances that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Borrower or any of the Restricted Subsidiaries following the Closing Date. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in liability of the Borrower or any of the Restricted Subsidiaries in an aggregate amount exceeding $1,000,000. Except as would not reasonably be expected to result in a Material Adverse Effect, the present value of all accumulated benefit obligations under each Plan liability to any Loan Party in aggregate amount exceeding $1,000,000 (based on the assumptions used for Plan funding purposes under ERISA and the Code) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (Plan funding assumptions based on such ERISA and the Code) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

(b) With respect to any Foreign Pension Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (a) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (b) failure to be maintained, where required, in good standing with applicable regulatory authorities; (c) any obligation of the Borrower or any of the Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any such foreign plan; (d) any Lien on the property of the Borrower or any of the Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding such a foreign plan; (e) for each such foreign plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (f) any facts that, to the best knowledge or the Borrower or any of the Restricted Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Borrower or any of the Restricted Subsidiaries, would reasonably be expected to result in a liability to the Borrower or any of the Restricted Subsidiaries concerning the assets of any such foreign plan (other than individual claims for the payment of benefits); and (g) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

SECTION 3.17 Environmental Matters. (a) Except as set forth in Schedule 3.17, or, in each case, as could not reasonably be expected to result in a Material Adverse Effect, the Borrower and its Restricted Subsidiaries have all Environmental Permits required for the conduct of its operations of the Real Property as they are currently being conducted. Except as would not reasonably be expected to result in a Material Adverse Effect, all required renewals of the Environmental Permits have been timely filed and the Borrower has no reason to believe any such Environmental Permits will not be reissued in due course without adverse conditions and without material expense or delay.

(b) Except as set forth in Schedule 3.17, or, in each case, as could not reasonably be expected to result in a Material Adverse Effect , the operation of the Real Property has been and currently is in compliance with the Environmental Permits and Environmental Laws and neither the Borrower nor any of the restricted Subsidiaries have received any notice from any Governmental Authority or any third party alleging any non-compliance with or any potential liability under any Environmental Law or Environmental Permit.

(c) Except as set forth in Schedule 3.17 or, in each case, as could not reasonably be expected to result in a Material Adverse Effect, (i) none of the properties currently owned or operated by or on behalf of the Borrower or any of its Restricted Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous state or local list nor, to the knowledge of the Borrower, is any property formerly owned or operated by or on behalf of the Borrower or any of the Restricted Subsidiaries listed or proposed for listing on any such list; (ii) there are no and have never been any surface impoundments, pits, sumps or lagoons, or landfills or dumps, in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by or on behalf of the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, on any property formerly owned or operated by the Borrower or any of the Restricted Subsidiaries except for such impoundments, pits, sumps or lagoons, or landfills or dumps, that have been removed from service or remediated in material compliance with Environmental Law; and (iii) to the knowledge of the Borrower, there has been no Release on, at or under any property currently or formerly owned or operated by the Borrower or any of the Restricted Subsidiaries, except as would not reasonably be expected to result in material Environmental Liability to the Borrower or any of the Restricted Subsidiaries.

(d) Except as set forth in Schedule 3.17 or as would not reasonably be expected to result in a Material Adverse Effect, (i) neither the Borrower nor any of the Restricted Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials or natural gas at, on or under any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (ii) all Hazardous Materials generated, used, treated, handled or stored at, or, to the knowledge of the Borrower, transported to or from, any property currently or formerly owned or operated by the Borrower or any of the Restricted Subsidiaries are either currently managed or have been disposed of in compliance with Environmental Laws.

(e) As of the Closing Date, and at any time after the Closing Date unless such assumption or undertaking could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Restricted Subsidiaries has assumed or undertaken, whether by contract, operation of law or otherwise, any Environmental Liabilities of any other Person.

(f) Except as otherwise would be subject to applicable privilege, the Borrower has made available to the Administrative Agent true and correct copies of any material environmental reports, studies or similar documents in the custody or control of the Borrower or any of the Restricted Subsidiaries relating to the Borrower, the Restricted Subsidiaries, their properties or the operation of their businesses and prepared prior to the Closing Date, other than such audits, assessment reports and other environmental documents not containing information that would reasonably be expected to result in any material Environmental Claims or liability to the Borrower and its Subsidiaries, taken as a whole.

SECTION 3.18 Insurance. Schedule 3.18 sets forth an accurate description of all material insurance maintained by the Borrower or any Restricted Subsidiary or by the Borrower for any Restricted Subsidiary as of the Closing Date. As of the Closing Date, such insurance is in full force and effect and all premiums have been duly paid as and when due. The Borrower and any Restricted Subsidiary have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

SECTION 3.19 Security Documents.

(a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and the proceeds thereof and (i) in the case of applicable Pledged Collateral, when stocks certificates representing the Pledged Collateral (as defined in the Guarantee and Collateral Agreement) are delivered to the Collateral Agent, the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person, and (ii) in the case of the other Collateral described in the Guarantee and Collateral Agreement (other than Intellectual Property, as defined in the Guarantee and Collateral Agreement), when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral to the extent such Liens can be perfected by filing a financing statement, under the Uniform Commercial Code, in each case prior and superior in right to any other Person other than with respect to Liens expressly permitted by Section 6.02.

(b) In the case of Intellectual Property (as defined in the Guarantee and Collateral Agreement), upon the recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Agents) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Guarantee and Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date).

(c) The Mortgages shall be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.19(c), the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Encumbrances in the case of Mortgaged Property and any other Liens expressly permitted under Section 6.02 in respect of any other Collateral described in this clause (c).

SECTION 3.20 Real Property.

(a) Schedule 3.20(a) lists completely and correctly as of the Closing Date all Owned Real Property with a fair market value in excess of $5,000,000 owned by the Borrower and the Restricted Subsidiaries and the addresses thereof. Subject to Section 3.07, the Borrower and the Subsidiaries own in fee all the Owned Real Property set forth on Schedule 3.20(a).

(b) Schedule 3.20(b) lists completely and correctly as of the Closing Date all Leased Real Property with a fair market value in excess of $5,000,000 leased by the Borrower and its Restricted Subsidiaries and the addresses thereof. Subject to Section 3.07, the Borrower and the Subsidiaries have valid leases in all the Leased Real Property set forth on Schedule 3.20(b).

SECTION 3.21 Solvency. Immediately after the consummation of the transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, the Borrower and the Restricted Subsidiaries are, on a consolidated basis, Solvent.

SECTION 3.22 Related Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of each Related Document (including all schedules, exhibits, amendments, supplements and modifications thereto). Neither the Borrower nor any of the Restricted Subsidiaries is in default in the performance of or compliance with any material provisions of any Related Document and, except to the extent the same could not reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Borrower, no other Person party thereto is in default under any Related Document. The Related Documents comply in all material respects with applicable laws.

SECTION 3.23 Sanctioned Persons. Neither the Borrower nor any of the Restricted Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any Restricted Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). The Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

SECTION 3.24 Regulatory Status. (a) As of the Closing Date, none of the Parent, the Borrower or any Restricted Subsidiary is a transportation or service provider regulated by the Federal Energy Regulatory Commission under the Natural Gas Act, as amended, 15 U.S.C. Section 717, et seq. and the Natural Gas Policy Act, as amended, 15 U.S.C. Section 3301, et seq.

(b) As of the Closing Date, none of the Parent, the Borrower, any Restricted Subsidiary, or any assets of the Parent, the Borrower or any Restricted Subsidiary are regulated as a “holding company,” public utility or an intrastate pipeline by any state Governmental Authority, or are subject to any state regulatory jurisdiction by a state public utility commission or similar entity.

(c) Except as set forth in Schedule 3.24 or, in each case, as could not reasonably be expected to result in a Material Adverse Effect, there are no proceedings pending, or to the knowledge of the Borrower, threatened, that challenge any of the rates, charges, or fees currently received for providing services in connection with the Pipeline System.

(d) None of the Lenders will, solely as a result of entering into any Loan Document or the consummation and/or performance of any of the Transactions, be subject to regulation by FERC or any state public utility commission.

SECTION 3.25 Labor Matters. Except as could not reasonably be expected to result in a Material Adverse Effect, there are no strikes, lockouts, labor disputes or slowdowns pending or, to the knowledge of the Borrower, threatened against the Borrower or any of the Restricted Subsidiaries. The hours worked and payments made to employees of the Borrower or any of the Restricted Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters. All material payments due from the Borrower or any of the Restricted Subsidiaries, or for which any claim may be made against the Borrower or any of the Restricted Subsidiaries on account of wages or employee health and welfare insurance or other benefits have been paid or accrued as a liability on the books of the Borrower or such Restricted Subsidiary to the extent required by GAAP. The consummation of the IPO will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of the Restricted Subsidiaries is bound.

SECTION 3.26 Intellectual Property; Licenses, Etc. Each of the Borrower and the Restricted Subsidiaries own, license or possess the valid right to use all Intellectual Property used in or reasonably necessary for the operation of their businesses as currently conducted, without conflict with the Intellectual Property rights of any Person, in each case, except, individually or in the aggregate, as could not reasonably be expected to have a Material Adverse Effect; provided, however, to the extent the foregoing representation and warranty relates to infringement, misappropriation or a violation of Intellectual Property rights held by a Person, it shall be considered qualified by the knowledge of the Borrower or any Restricted Subsidiary. To the knowledge of the Borrower, no Intellectual Property, advertising, product, process, method, substance, part or other material used by the Borrower or any Restricted Subsidiary, or the operation of its business as currently conducted, infringes upon, misappropriates or violates any Intellectual Property rights held by any Person except for such infringements, misappropriations or violations, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property of the Borrower or any Restricted Subsidiary is pending or, to the knowledge of the Borrower, threatened against the Borrower or any Restricted Subsidiary, which claim or litigation, individually or in the aggregate, if subject to an adverse ruling against the Borrower or any Restricted Subsidiary, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.27 Anti-Corruption Laws. None of the Parent, the Borrower their respective Subsidiaries and to their knowledge none of their Affiliates or any director, officer, agent, employee or Affiliate of such Person is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or any other applicable anti-corruption laws, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA or any other applicable anti-corruption laws. The Borrower, the Parent, and their Subsidiaries and to their knowledge their respective Affiliates have conducted their businesses in compliance with applicable anti-corruption laws and the FCPA and will, within six months of the Closing Date, establish and maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

SECTION 3.28 Regulation H. No Mortgage and Security Agreement encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (except any Mortgaged Properties as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01 All Credit Events. On the date of each Borrowing (other than a conversion or a continuation of a Borrowing) (each such event being called a “Credit Event”):

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02);

(b) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects (other than representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date; and

(c) At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02 First Credit Event. The closing of this Agreement and the initial Credit Event hereunder (and the obligations of the Lenders, as applicable, in respect thereof) shall be subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent (or its counsel) shall have received from each party either (i) a counterpart of this Agreement and each of the other Loan Documents signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and each of the Loan Documents;

(b) The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, and the Lenders, the favorable written opinion of Latham & Watkins LLP, counsel for the Loan Parties in form and substance satisfactory to the Administrative Agent and opinions of local counsel to the Loan Parties as the Administrative Agent may request, each in form and substance satisfactory to the Administrative Agent, (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Collateral Agent, and the Lenders, and (C) covering such matters relating to the Loan Documents and the IPO as the Administrative Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinions;

(c) The Administrative Agent shall have received with respect to the Borrower and each other Loan Party (i) Organizational Documents certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or jurisdiction of its incorporation or organization, where applicable, and certified by a Secretary or Assistant Secretary of such Loan Party to be true and complete as of the Closing Date; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the limited liability company agreement or equivalent governing document, as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or other governing body of such Loan Party (and, if applicable, any parent company of such Loan Party) authorizing the execution, delivery and performance of the Loan Documents and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of organization or formation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above;

(d) The Administrative Agent and the Collateral Agent shall have received, on or before the Closing Date all documents and instruments, including Uniform Commercial Code financing statements required by Law or reasonably requested by the Agents (to the extent required by the Guarantee and Collateral Agreement) to be filed, registered, published or recorded to create or perfect the Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered, published or recorded or other arrangements reasonably satisfactory to the Agents for such filing, registration, publication or recordation shall have been made; provided that to the extent any Lien on Collateral (other than the pledge and perfection of security interests in Equity Interests of Domestic Subsidiaries of Borrower (to the extent required hereunder and under the Guarantee and Collateral Agreement) including by delivery of any stock or unit certificates, if any, and other assets with respect to which a Lien may be perfected by the filing of a Uniform Commercial Code financing statement) is not provided on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the delivery of such Security Document and other documents and instruments shall not constitute a condition precedent to the availability of the Revolving Loans on the Closing Date and such documents and instruments shall be delivered pursuant to the terms of Section 5.15 hereunder;

(e) The Administrative Agent shall have received certified copies of the Related Documents, duly executed by the parties thereto;

(f) The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.;

(g) Prior to or substantially simultaneously with the Closing Date, the IPO shall have been consummated;

(h) The Administrative Agent shall have received (i) the unqualified audited consolidated financial statements of Parent (or its predecessor) and its Subsidiaries for the fiscals year ended December 31, 2012, December 31, 2011 and December 31, 2010, (ii) and unaudited consolidated and consolidating balance sheets of the Parent (or its predecessor) and its Subsidiaries dated June 30, 2013, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date that (I) were prepared in all material respects in accordance with

GAAP applied on a consistent basis and (II) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (I) and (II), to the absence of footnotes and to normal year-end audit adjustments.

(i) The Administrative Agent shall have received financial projections of the Parent and its Subsidiaries through the fifth year following the Closing Date which will be prepared on a basis consistent with the financial projections of the Parent and its Subsidiaries delivered to the Arrangers prior to the delivery of the Mandate Letter;

(j) The Administrative Agent shall have received a Solvency Certificate from a Responsible Officer of the Borrower (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit L;

(k) The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower as to the matters set forth in clause (b) and (c) of Section 4.01 and clauses (g) and (o) of this Section 4.02;

(l) The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, at least five (5) Business Days prior to the Closing Date that has been reasonably requested by any Lender at least ten (10) days in advance of the Closing Date;

(m) The Arrangers and the Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date (which, in the case of Fees for the account of the Lenders, the Administrative Agent shall promptly pay to the Lenders), including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document (including fees and expenses of counsel to the Administrative Agent and fees of the local counsel hired by the Administrative Agent); and

(n) The Administrative Agent shall have received pro forma calculation of the Total Leverage Ratio as of the fiscal quarter ended June 30, 2013 giving pro forma effect to (a) the Application of IPO Proceeds and any repayments of Indebtedness made with the proceeds of the Borrowings under this Agreement and (b) any Borrowings under this Agreement made on the Closing Date as if made on the last day of such period and still outstanding on the last day of such period;

(o) All consents of any Governmental Authority and all equity holder and board of directors (or comparable entity management body) authorizations shall have been obtained and shall be in full force and effect, including, but not limited to, any required by regulatory authorities.

(p) Super Parent and one or more of its subsidiaries shall have satisfied (or substantially simultaneously with the Closing Date shall satisfy) the Closing Date Availability Requirements.

(q) The Administrative Agent shall have received an overview letter, in form and substance satisfactory to the Administrative Agent, from Turner Mason and Company with respect to the pending Appraisal Report to be delivered to the Administrative Agent pursuant to Section 5.15(c);

(r) The Collateral Agent shall have received (i) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and (ii) insurance certificates naming the Collateral Agent as loss payee or as an additional insured, as applicable, and evidencing insurance which meets the requirements of this Agreement and which is otherwise reasonably satisfactory to the Agents;

(s) The Administrative Agent shall have received all existing Phase I environmental assessments which have been previously conducted or other reports, in each case to the extent in the possession of the Parent or to the extent existing, Phase II environmental assessments and the Administrative Agent shall be reasonably satisfied with the condition of the properties of the Parent and its subsidiaries with respect to the Parent’s and its subsidiaries’ (or their respective predecessors’) compliance with environmental laws;

(t) The Administrative Agent shall have received evidence that all amounts due and outstanding in respect of the Existing Credit Agreement of the Borrower shall have been (or substantially simultaneously with the Closing Date shall be) paid in full, all commitments (if any) in respect thereof shall have been terminated and all guarantees therefor and security therefor shall have been discharged and released;

(u) Since December 31, 2012 there shall not have occurred any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

The execution by each Lender of this Agreement shall be deemed to be confirmation by such Lender that any condition relating to such Lender's satisfaction or reasonable satisfaction with any documentation set forth in this Section 4.02 has been satisfied as to such Lender.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect (other than pursuant to the last sentence of Section 9.02) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than contingent reimbursement and indemnification obligations to the extent no unsatisfied claim with respect thereto has been asserted) shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Restricted Subsidiaries to:

SECTION 5.01 Existence; Compliance with Laws; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

(b) Except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (i) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names necessary to the normal conduct of its business and (ii) at all times maintain and preserve all property necessary to the normal conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto in accordance, in all material respects, with Prudent Industry Practices.

(c) Except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, comply, and cause each of its Restricted Subsidiaries to comply, with all applicable laws, rules, regulations and orders, including, without limitation, applicable laws, rules, regulations and orders regarding any loans, advances, mortgage or promissory note arrangements with employees or agents, ERISA, FERC regulations and tariffs, Environmental Laws and the USA PATRIOT Act and other applicable anti-money laundering laws.

SECTION 5.02 Insurance. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including comprehensive general liability insurance against claims for bodily injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

(b) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance satisfactory to the Agents, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; deliver original or certified copies of all such policies or a certificate of an insurance broker to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than ten (10) days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

(c) To the extent any Mortgaged Property is subject to the provisions of the Flood Insurance Laws, (i) (x) concurrently with the delivery of the mortgage in favor of the Collateral Agent in connection therewith, and (y) at any other time if necessary for compliance with applicable Flood Insurance Laws, provide the Collateral Agent with a standard flood hazard determination form for such Mortgaged Property and (ii) if any such Mortgaged Property is located in an area designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such amount as the Administrative Agent or the Collateral Agent may from time to time reasonably require, and otherwise to ensure compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time (the “Flood Insurance Laws”). In addition, to the extent the Borrower and the other Loan Parties fail to obtain or maintain satisfactory flood insurance required pursuant to the preceding sentence with respect to any Mortgaged Property, the Collateral Agent shall be permitted, in its sole discretion, to obtain forced placed insurance at the Borrower’s expense to ensure compliance with any applicable Flood Insurance Laws.

(d) With respect to each Mortgaged Property and any personal property located in the United States, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” (or equivalent coverage) and coverage on a claims made basis for bodily injury, death and property damage and umbrella liability insurance against any and all claims, in each case in amounts and against such risks as are customarily maintained by companies engaged in the same or similar industry operating in the same or similar locations naming the Collateral Agent as an additional insured, on forms reasonably satisfactory to the Agents.

(e) Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by the Borrower or any Restricted Subsidiary; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

SECTION 5.03 Obligations and Taxes. Pay any obligation in an aggregate principal amount exceeding $15,000,000 promptly and discharge or cause to be paid and discharged promptly when due all Taxes before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such obligation or Tax so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings promptly instituted and diligently conducted and the Borrower or the applicable Restricted Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation or Tax and enforcement of a Lien or (b), in each case, to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien on Collateral not permitted hereunder.

SECTION 5.04 Financial Statements, Reports, etc. (a) Furnish to the Administrative Agent, which shall furnish to each Lender:

(i) within 90 days after the end of each fiscal year, the Parent’s consolidated balance sheet and related statements of income, partners’ equity and cash flows showing the financial condition of the Parent and its consolidated Subsidiaries as of the close of such fiscal year and the consolidated results of its operations and the operations of the Parent and such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by Deloitte & Touche LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification (other than an exception or explanatory paragraph with respect to the maturity of the Credit Facilities for an opinion delivered in the fiscal year in which such Indebtedness matures) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in all material respects in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” provision;

(ii) within 45 days after the end of each fiscal quarter (other than the final fiscal quarter of any fiscal year), the Parent’s consolidated and consolidating balance sheet and related statements of income, partners’ equity and cash flows showing the financial condition of the Parent and its consolidated Subsidiaries as of the close of such fiscal quarter and the consolidated and consolidating results of its operations and the operations of the Parent and such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in all material respects in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iii) concurrently with any delivery of financial statements under paragraph (i) or (ii) above, a certificate of a Financial Officer (the “Compliance Certificate”) in the form of Exhibit I (x) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (y) commencing, in the case of paragraph (ii) above, with the first full fiscal quarter after the Closing Date, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10 and 6.11 and (z) providing any information contemplated by the last paragraph of the definition of Projected Consolidated EBITDA.

(iv) concurrently with any delivery of financial statements under clause (i) above, an annual budget update of the Borrower and its Restricted Subsidiaries on a consolidated basis which shall be limited to an income statement presenting profitability to EBITDA line;

(v) promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of debt of the Borrower or of any of the Restricted Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement in a principal amount of at least $10,000,000 and not otherwise required to be furnished to the Lenders pursuant to this Section 5.04;

(vi) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(vii) concurrently with any delivery of financial statements under clause (ii) above a report on Material Projects, as applicable; regarding, status, completion and suspension or abandonment of Material Projects;

(viii) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Parent, the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to Section 5.04(a)(i) and Section 5.04(a)(ii) above shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the Securities Exchange Commission at http://www.sec.gov and the Compliance Certificate delivered pursuant to Section 5.04(a)(iii) provides a statement regarding the availability of such information on such website.

(b) The financial statements delivered pursuant to Section 5.04(a)(i) and Section 5.04(a)(ii) above shall be accompanied by reasonably detailed segment reporting as required under GAAP, certified by a Financial Officer of the Borrower as fairly presenting the financial condition and results of operations of such segments in all material respects in accordance with GAAP consistently applied, subject to normal year-end audit adjustments.

SECTION 5.05 Litigation and Other Notices. Promptly after obtaining actual knowledge thereof by any Responsible Officer of the Borrower or any Restricted Subsidiary, furnish to the Administrative Agent (which shall furnish to each Lender), written notice of the following:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any threat or notice of intention of any Governmental Authority or other Person to file or commence, any action, investigation, enforcement action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate, including any Restricted Subsidiary, thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, resulted or could reasonably be expected to result in liability of the Borrower or the Restricted Subsidiaries in an aggregate amount exceeding $10,000,000;

(d) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and

(e) of any material change in accounting policies or financial reporting practices by the Borrower or any of its Subsidiaries.

SECTION 5.06 Information Regarding Collateral. (a) Furnish to the Administrative Agent prompt written notice of any change (i) in the Borrower’s or any Restricted Subsidiary’s legal name, (ii) in the jurisdiction of organization or formation of the Borrower or any Restricted Subsidiary, (iii) in the Borrower’s or any Restricted Subsidiary’s identity or corporate structure or (iv) in the Borrower’s or any Restricted Subsidiary’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit, or to cause or permit any Restricted Subsidiary to effect or permit, any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral to the same extent as before such change. The Borrower and its Restricted Subsidiaries also agree promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b) In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Responsible Officer setting forth the information required pursuant to Section [__] of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06.

(c) Promptly deliver to the Administrative Agent (a) in the event that the Administrative becomes aware of any material adverse change in the value of any Mortgaged Property, at the request of the Administrative Agent, an Appraisal Report with respect to such Mortgaged Property or (b) at any time at the discretion of the Borrower, an Appraisal Report with respect to some or all of the Real Property of the Borrower and its Subsidiaries; provided that, in each case, each such Appraisal Report shall have been completed within 30 days of such delivery.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections. (a) Keep proper books of record and account, in reasonable detail, accurately and fairly reflecting in all material respects in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause of the Restricted Subsidiaries to permit any representatives and independent contractors designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect the financial records and the properties of such Person at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives and independent contractors designated by the Administrative Agent, upon reasonable prior notice, to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor, in the case of an inspection by the Administrative Agent, at the expense of the Borrower; provided that (i) the Administrative Agent and the Lenders may only exercise such right of inspection once per calendar year and (ii) notwithstanding clause (i) above, when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at any time during normal business hours upon reasonable notice to the Borrower.

(b) Will in the case of the Parent, maintain its classification, for tax purposes, as partnership at all times.

SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in the introductory statement to this Agreement.

SECTION 5.09 Employee Benefits. (a) Comply with the applicable provisions of ERISA and the Code except, in each case, where a failure to do so could not reasonably be expected to result in a Material Adverse Effect; and.

(b) promptly furnish to the Administrative Agent notice of the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, resulted or could reasonably be expected to result in liability of the Borrower or any Restricted Subsidiary in an aggregate amount exceeding $10,000,000.

SECTION 5.10 Compliance with Environmental Laws. Comply in all material respects and take all commercially reasonable measures to cause all lessees, invitees and any other Persons operating or occupying its properties to comply in all material respects with all applicable Environmental Laws and Environmental Permits; obtain and renew all material Environmental Permits necessary for its operations and properties; and to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in compliance in all material respects with the applicable requirements of all Environmental Laws, in each case, unless such non-compliance would not result in, or could not reasonably be expected to result in, a Material Adverse Effect; provided, however, that neither the Borrower nor any of the Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper administrative or judicial proceedings, appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP, or the delay in performance of such action could not reasonably be expected to result in a material Environmental Liability.

SECTION 5.11 Preparation of Environmental Reports. If a Default caused by reason of a breach of Section 3.17 or Section 5.10 shall have occurred and be continuing for more than 20 days without the Borrower or any Restricted Subsidiary commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent (upon a determination that additional information is required after consultation with the Borrower and review of Borrower’s then existing reports and records), provide to the Administrative Agent within 45 days (or such longer period as may be mutually agreed) after such request (if such Default is then continuing), at the expense of the Borrower, a report regarding the matters which are the subject of such Default prepared by the Borrower or an environmental consulting firm retained by the Borrower and reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials or non-compliance with Environmental Laws or Environmental Permits and the estimated cost of any compliance or remedial action in connection with such Default.

SECTION 5.12 Further Assurances; Additional Guarantees and Collateral. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, Mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents.

(b) In the event that (x) any Person becomes a Wholly Owned Material Restricted Subsidiary of the Borrower or (y) any Unrestricted Subsidiary is converted into a Restricted Subsidiary that is a Wholly Owned Material Restricted Subsidiary, in each case, after the Closing Date, the Borrower shall (a) within 30 days of such event (or such longer period of time acceptable to the Administrative Agent and the Collateral Agent), cause such Wholly Owned Material Restricted Subsidiary to become a Guarantor and a Grantor (as defined in the Guarantee and Collateral Agreement) under the Guarantee and Collateral Agreement by executing and delivering to Administrative Agent and Collateral Agent a counterpart agreement or supplement to the Guarantee and Collateral Agreement in accordance with its terms, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by Collateral Agent, including those which are similar to those described in Sections 4.02(b), (c), (d), (l), Schedule 5.15 and Section 2.9(b) or Section 9.14 of the Guarantee and Collateral Agreement. In the event that any Person becomes a Foreign Subsidiary of the Borrower or any Unrestricted Subsidiary is converted into a Restricted Subsidiary that is a Foreign Subsidiary after the Closing Date, and 100% of the voting and non-voting Equity Interests of such Foreign Subsidiary are directly owned by the Borrower and its Wholly Owned Domestic Subsidiaries (other than Unrestricted Subsidiaries), the Borrower shall, and shall cause each such Wholly Owned Domestic Subsidiary to, within 60 days of such event (or such longer period of time acceptable to the Administrative Agent and the Collateral Agent), deliver all such documents, instruments, agreements, and certificates as are similar to those described in Section 4.02(b), (c), (d), (l), and the Borrower shall take, and shall cause each such Wholly-Owned Domestic Subsidiary to take, all of the actions referred to in Section 4.02(d) and Section 5.4 of the Guarantee and Collateral Agreement necessary to grant and to perfect a Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Guarantee and Collateral Agreement, or, at the option of the Administrative Agent, under a security or pledge agreement under the law of the jurisdiction of organization of the pledged Person, in such Equity Interests, or, if a material adverse tax consequence would result therefrom, in not more than 65% of the voting, and 100% of such non-voting, Equity Interests. With respect to each such Subsidiary, the Borrower shall, within 15 days of such event (or such longer period of time acceptable to the Administrative Agent and the Collateral Agent), send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Wholly Owned Domestic Subsidiary of the Borrower that is a Restricted Subsidiary or was converted into a Restricted Subsidiary and (ii) all of the data required to be set forth in Schedules 3.01 and 3.08 with respect to all Subsidiaries of the Borrower, and such written notice shall be deemed to supplement Schedules 3.01 and 3.08 for all purposes hereof. Notwithstanding anything to the contrary herein or in any other Loan Document, neither the Borrower nor any of its Subsidiaries shall be required to grant a Lien in the Equity Interests of any Unrestricted Subsidiary.

SECTION 5.13 Reserved.

SECTION 5.14 Unrestricted Subsidiaries. (a) The Borrower may at any time designate, by a certificate executed by a Responsible Officer of the Borrower, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary; provided that (x) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (y) the Borrower is in Financial Covenant Compliance immediately after giving effect to such designation as of the most recent Date of Determination and (z) the total assets of all Unrestricted Subsidiaries shall be less than 15% of Consolidated Total Assets immediately after giving effect to such designation. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an investment by the Borrower or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the aggregate fair market value of all such Person’s outstanding investment therein.

(b) Any designation of a Subsidiary as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by delivering to the Administrative Agent an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 6.04. If, at any time, any Unrestricted Subsidiary should fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for the purposes of this Agreement (subject to the Administrative Agent approval, that shall not be unreasonably withheld) and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 6.01, the Borrower will be in default of such covenant.

(c) The Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if such Indebtedness is permitted under Section 6.01, (ii) no Default or Event of Default would be in existence immediately following such designation and (iii) the Borrower is in Financial Covenant Compliance immediately after giving effect to such designation as of the most recent Date of Determination.

SECTION 5.15 Certain Post-Closing Obligations. (a) Execute and deliver the documents and complete the tasks set forth on Schedule 5.15, in each case within the time limits specified therein (or such longer period of time acceptable to the Administrative Agent).

(b) The Collateral Agent shall receive from the applicable Loan Parties (x) within 120 days (or such longer period of time acceptable to the Administrative Agent in its sole discretion) following the Closing Date, with respect to each Mortgaged Property designated by the Borrower in order to eliminate any Deficiency, and (y) in the case of Real Property acquired after the Closing Date and designated by the Borrower to be Perfected Mortgaged Property, within 120 days (or such longer period of time acceptable to the Administrative Agent in its sole discretion) following such designation, in each case the following documents and instruments:

(i) a Mortgage duly authorized and executed, in proper form for recording in the recording office of each jurisdiction where such Mortgaged Property to be encumbered thereby is situated, in favor of the Collateral Agent, for the benefit of the Secured Parties, together with such other instruments as shall be necessary or appropriate (in the reasonable judgment of the Administrative Agent) to create a Lien under applicable law, all of which shall be in form and substance reasonably satisfactory to Collateral Agent, which Mortgage and other instruments shall be effective to create and/or maintain a first priority Lien on such Mortgaged Property, as the case may be, subject to no Liens other than Permitted Liens and Permitted Encumbrances applicable to such Mortgaged Property;

(ii) a fully paid American Land Title Association Lender’s Extended Coverage title insurance policy, with endorsements and in amounts reasonably acceptable to the Administrative Agent, issued by a title insurer reasonably acceptable to the Administrative Agent, insuring the Mortgage to be a valid first and subsisting Lien on such Mortgaged Property, free and clear of all defects and encumbrances, other than Permitted Encumbrances; provided however that such title insurance policy may include such general mechanics’ lien exceptions as the title insurer(s) may require, so long as such title insurance policy does not include a title exception identifying any specifically recorded mechanics’ lien that does not constitute a Permitted Encumbrance;

(iii) American Land Title Association/American Congress on Surveying and Mapping form plat of survey or such other form plat of survey as is reasonably acceptable to the Administrative Agent, for which all necessary fees (where applicable) have been paid, and dated no more than 90 days before (x) the Closing Date or (y) the date on which a Mortgage in respect thereof is required to be delivered hereby (or such other dates as shall be reasonably acceptable to the Administrative Agent), certified to the Administrative Agent and the issuer of the Mortgage Policy pertaining to such Mortgaged Property in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the State in which the Mortgaged Property is located and reasonably acceptable to the Administrative Agent, showing all buildings and other improvements, the location of any easements, parking areas, rights of way, building set-back lines and other dimensional regulations located on or encumbering such Mortgaged Property, and the absence of encroachments, either by such improvements or on to such property, and other defects, in each case, other than (a) Permitted Encumbrances and (b) encroachments and other defects reasonably acceptable to the Administrative Agent;

(iv) as to any Mortgaged Property that is Leased Real Property, a copy of the ground lease between the lessor and the applicable Loan Party, including all amendments thereto, and, unless waived by the Administrative Agent in its sole discretion, (a) an estoppel certificate, and (b) if required by the applicable lease, a consent to the Mortgage encumbering the leasehold interest in such Mortgaged Property, in each case executed by the lessor of such Mortgaged Property, in form and substance contemplated by the provisions of the applicable lease, or as otherwise acceptable to the Administrative Agent;

(v) if required under the law of the State in which the Mortgaged Property is located in order to perfect a security interest in fixtures, a UCC fixture filing naming the applicable Loan Party as debtor, filed in the applicable land records;

(vi) to the extent available from the applicable governmental authority with respect to such jurisdiction, a property zoning report from a zoning consultant acceptable to the Administrative Agent or a zoning letter from the applicable governmental authority, dated no more than 90 days before (x) the Closing Date or (y) the date on which a Mortgage in respect thereof is required to be delivered hereby (or such other date as shall be reasonably acceptable to the Administrative Agent), confirming the zoning classification of the Mortgaged Property and that such classification permits the then current use of and improvements on the Mortgaged Property and otherwise in form and substance reasonably acceptable to the Administrative Agent;

(vii) policies or certificates of insurance of the type required by Section 5.02;

(viii) evidence of flood insurance required by Section 5.02(c), in form and substance reasonably satisfactory to Administrative Agent, it being understood that in any event the items required pursuant to this clause (viii) shall be required to be delivered prior to or on the day on which Mortgages are delivered pursuant to clause (i) above with respect to each Mortgaged Property;

(ix) all such other items as shall be reasonably requested by the Administrative Agent to create a valid and perfected first priority mortgage Lien on such Mortgaged Property, including all fixtures, subject only to Permitted Encumbrances and Permitted Liens; and

(x) opinions of local counsel for the Loan Parties in states in which the Mortgaged Properties are located, with respect to the enforceability and validity of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent.

(c) Notwithstanding the provisions of this Section 5.15 or any other provision of this Agreement to the contrary, (i) if Borrower elects to designate any Real Property as a Mortgaged Property, and in the event that the expense to the Loan Parties (including, without limitation, attorneys’ fees) of satisfying one or more of the obligations and requirements described in Section 5.15(b)(ii) and/or (iii) is overly burdensome or expensive, or outweighs the incremental security or other benefit that would be conferred upon the Secured Parties if such obligations or requirements were satisfied with respect to the applicable Mortgaged Property or Mortgaged Properties, in each case as determined by the Administrative Agent in its reasonable discretion, then the Loan Parties shall not be required to perform or fulfill such obligations or requirements with respect to the applicable Mortgaged Property or Mortgaged Properties and (ii) in no event shall any Loan Party be required to satisfy the obligations or requirements described in Section 5.15(b)(ii), (iii), (iv), (v) and/or (vi) for Mortgaged Properties constituting Pipeline Systems or Pipeline Real Property.

(d) Within three (3) weeks (or such longer period of time acceptable to the Administrative Agent in its sole discretion) immediately following the Closing Date, the Administrative Agent shall have received an Appraisal Report dated no more than thirty (30) days before such date.

(e) Within 60 days (or such longer period of time acceptable to the Administrative Agent in its sole discretion) immediately following the Closing Date, the Administrative Agent shall have received (i) Phase I report (dated no more than thirty (30) days before such date and in form and substance satisfactory to the Administrative Agent) for the properties located in Baton Rouge, Galveston, and Weirton and (ii) a reliance letter from the Phase I consultants granting reliance to Administrative Agent and Lenders with the Phase Is, environmental compliance audits and reliance letters , each in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than pursuant to the last sentence of Section 9.02) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than contingent reimbursement and indemnification obligations to the extent no unsatisfied claim with respect thereto has been asserted) have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, nor will it cause or permit any of the Restricted Subsidiaries to:

SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date and set forth on Schedule 6.01 and any Permitted Refinancing Debt in respect thereof;

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) intercompany Indebtedness of the Borrower and the Restricted Subsidiaries referred to in and to the extent permitted by Section 6.04(d);

(d) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations and Synthetic Lease Obligations incurred pursuant to Section 6.01(e) shall not exceed the greater of $20,000,000 and an amount equal to 5.00% of Consolidated Total Assets at any time outstanding;

(e) Capital Lease Obligations and Synthetic Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d), not in excess of the greater of $20,000,000 and an amount equal to 5.00% of Consolidated Total Assets at any time outstanding;

(f) Indebtedness under performance bonds, warranty bonds, bid bonds, appeal bonds, labor bonds and completion or performance guarantees and similar obligations or with respect to workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance or claims, in each case incurred in the ordinary course of business;

(g) Indebtedness of any Person that becomes a Restricted Subsidiary after the Closing Date pursuant to a Permitted Acquisition or of any Person merged into, amalgamated or consolidated with the Borrower or any Restricted Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, or the designation of such Person as a Restricted Subsidiary and any Permitted Refinancing Debt in respect of any of the foregoing; provided that (i) such Indebtedness exists at the time and is not created in contemplation of or in connection with such event, (ii) immediately before and after such Person becomes a Restricted Subsidiary no Default or Event of Default shall have occurred and be continuing, and (iii) immediately before and after such Person becomes a Restricted Subsidiary the Borrower is in Financial Covenant Compliance;

(h) Indebtedness in respect of those Hedging Agreements that (i) are not for speculative purposes, and (ii) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates or commodity prices or by reason of fees, indemnities and compensation payable thereunder;

(i) the Guarantee by any Loan Party of Indebtedness of any other Loan Party that was permitted to be incurred by another provision of this Section 6.01; provided that if the Indebtedness being guaranteed is subordinated to the Obligations, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(j) the Guarantee (i) by the Borrower or any Restricted Subsidiary of Indebtedness of any Subsidiary that is not a Loan Party to the extent permitted by Section 6.04 and (ii) by any Restricted Subsidiary that is not a Loan Party of Indebtedness of another Subsidiary that is not a Loan Party; provided that the aggregate principal amount of the Indebtedness being guaranteed does not exceed $10,000,000 at any time;

(k) Indebtedness of the Borrower or any Restricted Subsidiary as an account party in respect of letters of credit issued pursuant to the L/C Facility in an aggregate principal face amount not excess of $20,000,000 at any time;

(l) Indebtedness consisting of guarantees, indemnities or obligations in respect of purchase price adjustments or earn-outs in connection with Permitted Acquisitions or Dispositions and other transactions, in each case that are permitted hereunder;

(m) Permitted Unsecured Refinancing Debt and any Permitted Refinancing Debt in respect thereof;

(n) so long as no Default or Event of Default has occurred or is continuing or would otherwise result therefrom, Permitted Junior Debt and any Permitted Refinancing Debt thereof;

(o) (i) Indebtedness of the Borrower or the Restricted Subsidiaries incurred and/or assumed in connection with Permitted Acquisitions; provided that the aggregate amount of such Indebtedness outstanding pursuant to this Section 6.01(o) shall not exceed $10,000,000 and (ii) any Permitted Refinancing Debt in respect thereof;

(p) other Indebtedness of the Borrower or the Restricted Subsidiaries in an aggregate principal amount not exceeding the greater of $15,000,000 and an amount equal to 5.00% of Consolidated Total Assets at any time outstanding;

(q) Subordinated Indebtedness; and

(r) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (r) above.

For purposes of determining compliance with this Section 6.01, (i) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Indebtedness permitted in this Section 6.01, the Borrower or a Restricted Subsidiary, as the case may be, in its sole discretion, may classify, at the time of incurrence, such item of Indebtedness (or any portion thereof) in any such category and will only be required to include such Indebtedness (or any portion thereof) in one of the categories of Indebtedness permitted in this Section 6.01; and (ii) at the time of incurrence, the Borrower or a Restricted Subsidiary, as the case may be, in its sole discretion, may divide and classify an item of Indebtedness (or any portion thereof) in more than one of the categories of Indebtedness permitted in this Section 6.01.

The accrual of interest and the payment in kind of interest in the form of capitalized obligations or the payment of dividends on any Disqualified Stock in the form of additional Disqualified Stock will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.

SECTION 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including the Borrower or any Restricted Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Borrower and its Restricted Subsidiaries existing on the Closing Date and set forth on Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the Closing Date and extensions, renewals and replacements thereof permitted hereunder;

(b) any Lien created under the Loan Documents;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or assets of any Person that becomes a Restricted Subsidiary after the Closing Date prior to the time such Person becomes a Restricted Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not apply to any other property or assets of the Borrower or any Restricted Subsidiary and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be and any Permitted Refinancing Debt in respect of the foregoing;

(d) Liens for Taxes not yet due or which are being contested in compliance with Section 5.03;

(e) Liens imposed by law such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or which are being contested in compliance with Section 5.03;

(f) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(g) (i) Liens or deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (ii) Liens resulting from earnest money deposits or indemnification holdbacks made in connection with Permitted Acquisitions or Dispositions, and other transactions permitted hereunder;

(h) (i) zoning restrictions, (ii) easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business, (iii) licenses, sublicenses, leases or subleases entered into in the ordinary course of business and (iv) encroachments and defects in title, which, in the case of each of clauses (ii), (iii) and (iv), do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of the Restricted Subsidiaries;

(i) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(d) or (e) or Permitted Refinancing Debt in respect of the foregoing, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 180 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) including transaction costs incurred by the Borrower or any Relevant Subsidiary in connection with such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Restricted Subsidiary (other than to accessions to such equipment or other property or improvements); provided further that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

(j) judgment Liens securing judgments not constituting an Event of Default under Article VII or securing appeal or other bonds relating to such judgments;

(k) (i) subject to the terms of the Pari Passu Intercreditor Agreement, Liens securing Indebtedness permitted under Section 6.01(k) and (ii) Liens securing Indebtedness permitted under Section 6.01(q);

(l) Liens and customary rights of set-off, revocation, refund or chargeback and similar rights under deposit, disbursement, concentration, cash or treasury management or similar agreements or under the Uniform Commercial Code or other applicable law in favor of any bank or other financial institution at which the Borrower or a Restricted Subsidiary maintains a deposit account in the ordinary course of business; provided that such Lien, customary rights of set-off, revocation, refund, chargeback or similar rights is limited to such deposit account and the funds, checks and other items deposited therein;

(m) contractual Liens that arise in the ordinary course of business under operating agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(n) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, machinery or other equipment;

(p) licenses of intellectual property granted in the ordinary course of business;

(q) Liens disclosed by any title insurance policies (or, in any case where no title insurance policy is required pursuant to Section 5.15, then as disclosed by any title report or title commitment provided to the Administrative Agent) or surveys with respect to the Mortgaged Properties and any replacement, extension or renewal of any such Lien and approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed); provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided further that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(r) Liens securing insurance premium financing arrangements; provided that such Lien is limited to the applicable insurance contracts;

(s) Liens given to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the operations of the Borrower or any Restricted Subsidiary;

(t) Liens in connection with subdivision agreements site plan control agreements, development agreements, facilities sharing agreements, cost sharing agreements and other similar agreements in connection with the use of Real Property and approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed);

(u) Liens on the Equity Interests of joint ventures or other similar Liens resulting from joint venture agreements or stockholder agreements and other similar agreements applicable to joint ventures; and

(v) other Liens securing liabilities hereunder in an aggregate amount not to exceed the greater of $10,000,000 and an amount equal to 5.00% of Consolidated Total Assets at any time outstanding.

For purposes of determining compliance with this Section 6.02: (i) in the event that a Lien (or any portion thereof) meets the criteria of more than one of the categories of Liens permitted in this Section 6.02, the Borrower or a Restricted Subsidiary, as the case may be, in its sole discretion, may classify, at the time such Lien arises, such Lien (or any portion thereof) in any such category and will only be required to include such Lien in one of the categories of Liens permitted in this Section 6.02; and (ii) at the time such Lien arises, the Borrower or a Restricted Subsidiary, as the case may be, in its sole discretion, may divide and classify such Lien in more than one of the categories of Liens permitted in this Section 6.02.

SECTION 6.03 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations and Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.

SECTION 6.04 Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment in, any other Person, except:

(a) investments by the Borrower and any Restricted Subsidiary existing on the Closing Date and described on Schedule 6.04 and extensions, renewals and (in the case of investments in the form of loans or advances) refinancings thereof so long as no such extension, renewal or refinancing results in an increase in the principal or other invested amount thereof except for, in the case of loans or advances, amounts of the type referred to in clause (i) of the proviso to the definition of Permitted Refinancing Debt;

(b) (i) investments by the Borrower and the Restricted Subsidiaries existing on the Closing Date in Equity Interests of Subsidiaries of the Borrower and (ii) additional investments by the Borrower and any Restricted Subsidiary in the Equity Interests of the Subsidiaries; provided that any such Equity Interests held by the Borrower and any Restricted Subsidiary shall be pledged, to the extent required, pursuant to the Guarantee and Collateral Agreement (subject to the limitations applicable to Voting Stock of a Foreign Subsidiary referred to therein);

(c) Permitted Investments and investments that were Permitted Investments when made;

(d) (x) loans or advances made by the Parent or the Borrower to any Restricted Subsidiary and made by any Restricted Subsidiary to the Parent, the Borrower or any other Restricted Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note (which may be revolving in nature) pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement, and (ii) such loans and advances shall be unsecured and subordinated to the Obligations pursuant to the Subordinated Intercompany Note and (y) any guarantees by the Borrower and the Restricted Subsidiaries of the operating or commercial obligations (to the extent not constituting Indebtedness) of the Borrower or any Restricted Subsidiary incurred in the ordinary course of business;

(e) investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the granting of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) investments by the Borrower and any Restricted Subsidiary in Hedging Agreements permitted under clause (h) of Section 6.01;

(g) the Borrower or any other Loan Party may acquire all or substantially all the assets of a Person or line of business or material assets of such Person, or any or all of the Equity Interests (other than directors’ qualifying shares) of a Person (referred to herein as the “Acquired Entity”); provided that (i) the Acquired Entity shall be in a Permitted Business and (ii) at the time of such transaction (A) both immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (B) immediately before and after consummating such investment, the Borrower must be in Financial Covenant Compliance; (C) the Borrower or any Restricted Subsidiary shall have delivered a certificate of a Responsible Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form reasonably satisfactory to the Administrative Agent, (D) such Acquired Entity shall become a Loan Party hereunder within the periods provided for in Section 5.12 if otherwise required, and (E) the Borrower and any Restricted Subsidiary shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.12 and the Security Documents within the periods provided for in Section 5.12 if otherwise required (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.04(g) being referred to herein as a “Permitted Acquisition”);

(h) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(i) to the extent not prohibited by applicable law, loans and advances to officers, directors, managers, consultants and employees of the Borrower or its Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding for travel, entertainment, relocation and other business purposes in the ordinary course of business;

(j) investments arising out of the receipt by the Borrower or any of its Restricted Subsidiaries of noncash consideration in connection with a Disposition permitted by Section 6.05;

(k) Investments of a Restricted Subsidiary of the Borrower acquired after the Closing Date or of a Person merged or amalgamated or consolidated into the Borrower or merged or amalgamated into or consolidated with a Restricted Subsidiary in accordance with Section 6.05 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(l) Investments resulting from pledges and deposits otherwise permitted under Section 6.02;

(m) the Specified IPO Transactions;

(n) Reserved;

(o) in addition to investments permitted by paragraphs (a) through (n) above, additional investments, loans and advances by the Borrower or any Restricted Subsidiary so long as (both immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(p) Drop-Down Acquisitions;

(q) acquisitions of property and assets used or usable in the business (including, for the avoidance of doubt, inventory), in each case made in the ordinary course of business; and

(r) the acquisition by the Borrower or any Subsidiary of property (or interests therein) associated with the provision of Midstream Services and the conduct of the Permitted Business including any Pipeline Systems or Pipeline Real Property, provided that at the time of such transaction (A) both immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (B) immediately before and after consummating such investment, the Borrower must be in Financial Covenant Compliance; and (C) the Borrower or any Restricted Subsidiary shall have delivered a certificate of a Responsible Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form reasonably satisfactory to the Administrative Agent; and

(s) in addition to investments permitted by paragraphs (a) through (r) above, other investments, loans and advances by the Borrower or any Restricted Subsidiary not to exceed in the aggregate the greater of $10,000,000 and an amount equal to 1.50% of Consolidated Total Assets at any time outstanding (measured at the time of making the investment).

For purposes of determining compliance with this Section 6.04: (i) in the event that an investment (or any portion thereof) meets the criteria of more than one of the categories of investments permitted in this Section 6.04, the Borrower and a Restricted Subsidiary, as the case may be, in its sole discretion, may classify at the time of investment such investment (or any portion thereof) and will only be required to include such investment in one of the categories of investments permitted in this Section 6.04; (ii) at the time of incurrence the Borrower or a Restricted Subsidiary, as the case may be, in its sole discretion, may divide and classify an investment in more than one of the categories of investments permitted in this Section 6.04, and (iii) the amount of any investments made in the form of Equity Interests, property or other assets (other than cash) shall be deemed to be the greatest of (a) the fair market value of such asset, (b) the book value of such asset and (c) the aggregate amount of capital expenditures, improvements and other investments made in such Equity Interests, property or asset.

Accrual of interest or dividends, the accretion of accreted value and the payment of interest or dividends in the form of additional investments will not be deemed to be the making of an investment for purposes of this Section 6.04.

Notwithstanding the foregoing, in no event shall this provision permit any investment which results in or would facilitate in any manner any Restricted Payment not otherwise permitted hereunder.

SECTION 6.05 Mergers, Consolidations and Sales of Assets. (a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower or any Restricted Subsidiary. Except that, so long as at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, (A) any Wholly Owned Restricted Subsidiary may merge into Parent or the Borrower in a transaction in which Parent or the Borrower, as the case may be, is the surviving corporation, (B) any Wholly Owned Restricted Subsidiary may merge into or consolidate with any other Wholly Owned Material Restricted Subsidiary in a transaction in which the surviving entity is a Wholly Owned Material Restricted Subsidiary and no Person other than Parent, the Borrower or a Wholly Owned Material Restricted Subsidiary receives any consideration, (C) any Restricted Subsidiary that is not a Wholly Owned Material Restricted Subsidiary may merge into or consolidate with any other Restricted Subsidiary that is not a Wholly Owned Material Restricted Subsidiary, (D) any Restricted Subsidiary may liquidate or dissolve or change its form of entity if the Borrower determines in good faith that such liquidation, dissolution or change is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (E) any merger or consolidation may be consummated in connection with a Permitted Acquisition, provided that following any such merger or consolidation (i) involving the Borrower, the Borrower is the surviving entity and (ii) involving a Wholly Owned Material Restricted Subsidiary, the surviving or resulting entity shall be a Wholly Owned Material Restricted Subsidiary and (F) any other merger may be consummated in connection with a Disposition otherwise permitted pursuant to clause (b) below;

(b) Make any Disposition (other than a Disposition permitted by Section 6.05(a) or a Restricted Payment permitted by Section 6.06(a)), except:

(i) Dispositions of investments permitted by Section 6.04;

(ii) Investments permitted by Section 6.04 and Liens permitted by Section 6.02;

(iii) Dispositions of damaged, obsolete or worn out property, or property no longer used or usable in the business, whether now owned or hereafter acquired, in the ordinary course of business;

(iv) Dispositions of inventory, cash and Permitted Investments in the ordinary course of business;

(v) licensing, sublicensing, abandonment or other Dispositions of intellectual property rights in the ordinary course of business;

(vi) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(vii) the sale or other transfer of products (including but not limited to Hydrocarbons), services or accounts receivable in the ordinary course of business;

(viii) Dispositions of property (other than (x) cash or Permitted Investments (unless such Disposition also constitutes an investment permitted by Section 6.04 or a Restricted Payment permitted by Section 6.06) or (y) Equity Interests of the Borrower) among the Borrower and any other Loan Party;

(ix) leases and subleases of property and real property, and licenses and sublicenses thereof in each case, in the ordinary course of business;

(x) to the extent constituting a Disposition, the termination or unwinding of Hedging Agreements;

(xi) Dispositions of Equity Interests in non-Loan Parties;

(xii) Dispositions by the Borrower and any Restricted Subsidiary not otherwise permitted under this Section 6.05; provided that (1) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition, (2) Casualty Event Receipts related to such Disposition are applied in accordance with the requirements of Section 2.12 (if applicable), (3) in the case of any Disposition to Parent or any Loan Party, any Lien created under the Loan Documents in such property or asset shall not be released, (4) no less than 75% of the consideration received for such Disposition shall be paid in cash; provided that for purposes of this clause (4), the amount of any Indebtedness of a Subsidiary of the Borrower that is not a Loan Party (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that is assumed by the transferee of any such assets shall be deemed to be cash, (5) the aggregate proceeds from any Disposition, when aggregated with the proceeds of all other Dispositions made pursuant to this paragraph (b)(xii) in any fiscal year, shall not exceed (A) the greater of $10,000,000 and an amount equal to 5.00% of Consolidated Total Assets plus (B) an additional amount equal to the portion of any amount available pursuant to this paragraph (b)(xii) but not utilized in any immediately preceding fiscal year; provided that any utilization of the amounts set forth in this clause (4) shall reduce, first, subclause (A) hereof and, second, subclause (B) hereof and (5) any Disposition pursuant to this paragraph (b)(xii) shall be for fair market value.

(c) In the case of any Wholly Owned Restricted Subsidiary, make an Equity Issuance to any Person that is not a Loan Party unless (i) the fair market value of all such Equity Issuances in the aggregate for all such Restricted Subsidiaries for any fiscal year does not exceed the amount of Dispositions permitted pursuant to Section 6.05(b)(xii) taken together with all Dispositions made under such section or (ii) such issuance is made in connection with an Investment permitted under Section 6.04.

SECTION 6.06 Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided, however, that:

(i) each Restricted Subsidiary may make Restricted Payments to the Borrower, any other Restricted Subsidiary, or any other Person that owns a direct Equity Interest in such Restricted Subsidiary, ratably (or on a more favorable basis from the perspective of the Borrower or such Subsidiary) according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(ii) to the extent that no Event of Default has occurred and is continuing or would result therefrom, Borrower may make Restricted Payments to facilitate Parent in making Restricted Payments in an amount not to exceed Available Cash in accordance with the Parent LP Agreement;

(iii) (x) the Borrower and each Restricted Subsidiary may repurchase, redeem or otherwise acquire or retire to finance any such repurchase, redemption or other acquisition or retirement for value any Equity Interests of the Borrower or any Restricted Subsidiary held by any current or former officer, director, consultant, or employee of the Borrower, the Restricted Subsidiaries, the General Partner and any management Affiliate of the General Partner pursuant to any equity subscription agreement, stock option agreement, shareholders’, members’ or partnership agreement or similar agreement, plan or arrangement or any Plan and the Borrower and each Restricted Subsidiary may declare and pay dividends to the Borrower or any other Restricted Subsidiary of the Borrower the proceeds of which are used for such purposes, (y) to the extent such payments are deemed to be Restricted Payments, the Borrower may make payments under stock appreciation rights, phantom stock or other similar cash settled interests issued under the Borrower’s long term incentive program; provided that, before and after making any Restricted Payment pursuant to this clause (iii), the Borrower shall be in Financial Covenant Compliance and no Default or Event of Default shall have occurred and be continuing and (z) Borrower and each Restricted Subsidiary may make Restricted Payments to facilitate the Parent in consummating any of the foregoing to the same extent such transactions would be permitted to be consummated by the Borrower or a Restricted Subsidiary;

(iv) Borrower may declare and pay Restricted Payments in connection with the IPO and the Specified IPO Transactions;

(v) Borrower may declare and pay Restricted Payments to fund payments of reasonable and customary expenses to the General Partner or any appropriate Subsidiary or Affiliate thereof, in each case, as contemplated or permitted by the Parent LP Agreement, so long as no Default has occurred hereunder or would result therefrom; and

(vi) Borrower may declare and pay Restricted Payments to fund payments of principal or interest on any Indebtedness of Parent permitted hereunder, provided that the Borrower shall be in Financial Covenant Compliance and no Event of Default of the type described in Section 7.01(b) and (c), shall have occurred and be continuing.

(b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations pursuant to the Security Documents, or (ii) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests, to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to transfer property to the Borrower; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (C) clause (i) of the foregoing shall not apply to the restriction or conditions imposed by any documentation relating to secured Indebtedness permitted by Section 6.01(a), (d), (e), (g), (i) (solely in respect of guarantees of other Indebtedness permitted under Section 6.01(a), (d), (e), (g) and (k)) and (k) in each case, to the extent limited to the assets subject to such Indebtedness, (D) clause (i) of the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment thereof, (E) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to Subordinated Indebtedness, Permitted Junior Debt, Permitted Refinancing Debt and Permitted Unsecured Refinancing Debt and (F) the foregoing shall not apply to restrictions and conditions applicable to a Restricted Subsidiary of the Borrower acquired after the Closing Date in accordance with Section 6.05 after the Closing Date to the extent that such restrictions and conditions were not made in contemplation of or in connection with such acquisition and were in existence on the date of such acquisition .

SECTION 6.07 Transactions with Affiliates. Unless otherwise permitted by the Administrative Agent, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, whether or not in the ordinary course of business, other than (i) on fair and reasonable terms and conditions not less favorable, when taken as a whole, to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) the payment of fees, expenses, indemnities or other payments to the General Partner or its management subsidiaries in connection with reimbursable general corporate and overhead expenses of the Parent, Borrower and its Restricted Subsidiaries and the operation, management and other services rendered to Parent, Borrower and its Restricted Subsidiaries, in each case pursuant to the Parents LP Agreement as in effect on the Closing Date, (iii) transactions between and among Loan Parties and the Parent, (iv) compensation arrangements, consulting contracts, collective bargaining agreements, benefit plans, programs or indemnification obligations, or any other similar arrangement, for or with general partners, current or former employees, officers, directors or consultants in the ordinary course of business, (v) payments, compensation, performance of indemnification or contribution obligations, and the making or cancellation of loans in the ordinary course of business to any such general partner, employees, officers, directors or consultants, (vi) any issuance, grant or award of stock, options, other equity related interests or other equity securities to any such employees, officers, directors or consultants, (vii) the payment of reasonable directors’ fees or expenses to directors of the Parent, the Borrower, any Restricted Subsidiary or any Permitted Holder (as determined in good faith by the Parent, the Borrower, such Restricted Subsidiary or such Permitted Holder in the ordinary course of business), (viii) a Restricted Payment permitted by Section 6.06, (ix) an investment permitted by Section 6.04, (x) the execution, delivery and performance (as applicable) of the all transactions in connection with the IPO (including the Specified IPO Transactions), and all fees and expenses paid or payable in connection therewith, (xi) any issuance or sale of Qualified Capital Stock of the Borrower or Parent otherwise permitted hereunder or any capital contributions to the Borrower, (xii) making any Drop-Down Acquisition, (xiii) engaging in any transaction with an Affiliate if such transaction has been approved by the Conflicts Committee, (xiv) any non-material transactions with an Affiliate for the purchase of goods, products, parts and services entered into in the ordinary course of business, (xv) interconnection agreements, firm and interruptible transportation agreements, operational balancing agreements and similar agreements between or among Borrower and its Subsidiaries that are in effect on the Closing Date and that were entered into in the ordinary course of business and (xvi) transactions listed in Schedule 6.07.

SECTION 6.08 Business of the Parent, the Borrower and Restricted Subsidiaries. (a) With respect to Parent, engage in any business activities or have any assets or liabilities other than (i) its ownership of the Equity Interests of its subsidiaries, (ii) activities ancillary to its nature as a Master Limited Partnership (if applicable) and as the parent of the Borrower, (iii) incurrence of Indebtedness and Guarantees thereof to the same extent such Indebtedness would be permitted to be incurred by the Borrower or a Restricted Subsidiary, (iv) the IPO and the Specified IPO Transactions, (v) transactions to facilitate Investments and acquisitions otherwise permitted hereby, (vi) Restricted Payments (or loans in lieu thereof) and (vii) in each case, together with activities, assets and liabilities, in each case incidental thereto, including the maintenance of its existence and its liabilities pursuant to the Guarantee and Collateral Agreement.

(b) With respect to the Borrower and the Restricted Subsidiaries, engage at any time in any business or business activity other than a Permitted Business or the Specified IPO Transactions.

SECTION 6.09 Other Indebtedness and Agreements. (a) (i) Permit any waiver, supplement, modification or amendment of any indenture, instrument or agreement pursuant to which any Subordinated Indebtedness or Permitted Junior Debt or any Permitted Refinancing Debt thereof of the Borrower or any Restricted Subsidiary is outstanding if the effect of such waiver, supplement, modification or amendment, taken as a whole, would be materially adverse to the Borrower, any Restricted Subsidiary or the Lenders, (ii) consent to any amendment, supplement, waiver or other modification or change of its Organizational Documents or the in any manner if the effect thereof, taken as a whole, would be materially adverse to the Lenders (it being understood and agreed that the amendments and restatements of the Organizational Documents in existence prior to the Closing Date to be made on the Closing Date to effectuate changes disclosed to and previously agreed to by the Administrative Agent and the Borrower prior to the Closing Date to reflect any name changes on the Closing Date, the IPO, the Specified IPO Transactions and the related transactions shall not be deemed to be materially adverse to the Lenders) or (iii) waive, supplement, amend, modify or change, or cancel or terminate, in any manner any term or condition of any Related Document or give any consent, waiver or approval thereunder, except to the extent that such waiver, supplement, amendment, modification, change, cancellation, termination, consent or approval could not reasonably be expected to have a Material Adverse Effect. Super Parent and the General Partner will not, and will not allow its respective equity holders to, amend, supplement, waive or otherwise modify or change the Parent LP Agreement in any manner if the effect thereof, taken as a whole, is materially adverse to the Lenders.

(b) Other than distributions and payments in an aggregate amount not to exceed the sum of $20,000,000 from and after the Closing Date (provided, that such distributions and payments may be paid so long as no Default or Event of Default shall have occurred and be continuing immediately before and after consummating such distributions or payments and the Borrower must be in Financial Covenant Compliance) or made with the amounts received by the Borrower and its Restricted Subsidiaries from the issuance and sale of Equity Interests that do not constitute Disqualified Stock, make any distribution, whether in cash, property, securities or a combination thereof, other than regularly scheduled payments of principal and interest as and when due and any applicable expense or indemnity payments payable in accordance with the terms thereof (in each case to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Subordinated Indebtedness or any Permitted Junior Debt or any Permitted Refinancing Debt thereof except refinancings thereof permitted by Section 6.01.

SECTION 6.10 Interest Coverage Ratio. Permit the Interest Coverage Ratio on any Date of Determination for the Applicable Period ending on such Date of Determination to be less than 2.50:1.00.

SECTION 6.11 Maximum Leverage Ratio. Permit the Total Leverage Ratio for any Date of Determination for the Applicable Period ending on such Date of Determination to be greater than 4.50:1.00, provided that on any Date of Determination within 180 days immediately following a Qualifying Acquisition, the Maximum Leverage Ratio may be greater than 4:50:1:00 but shall not exceed 4:75:1.00 for the Applicable Period ending on such date.

SECTION 6.12 Fiscal Year. (a) Make any material change in its accounting policies or reporting practices, except as required by GAAP or (b) change its fiscal year-end from December 31.

SECTION 6.13 Hedging. Enter into any Hedging Agreement that does not meet the requirements set forth in clause (h) of Section 6.01.

SECTION 6.14 Negative Pledge. Create, incur, assume or permit to exist any Lien on all or any part of the Real Property that is not Perfected Mortgaged Property, other than Permitted Encumbrances (other than those Liens permitted by paragraph (m) of Section 6.02).

ARTICLE VII

Events of Default

SECTION 7.01 Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made by the Borrower or any other Loan Party in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any certificate or financial statements furnished by or on behalf of the Loan Parties pursuant to the requirements of any Loan Documents shall prove to have been incorrect in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days;

(d) default shall be made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 5.01(a) (with respect to any Loan Party), 5.05(a), 5.08, 5.13 or 5.15 or in Article VI;

(e) default shall be made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c), (d) or (e) above) and such default shall continue unremedied for a period of 30 days;

(f) (i) the Borrower or any Restricted Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or a casualty event or condemnation in relation thereto;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Restricted Subsidiary, or of a substantial part of the property or assets of the Borrower or a Restricted Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of the property or assets of the Borrower or a Restricted Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Restricted Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of the property or assets of the Borrower or any Restricted Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments shall be rendered against the Borrower or any Restricted Subsidiary and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Restricted Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $10,000,000 not covered by insurance (it being understood that if an amount in excess of $10,000,000 is to be considered to be covered by insurance, a claim shall have been submitted to the applicable insurance provider and it shall not have denied or contested coverage) or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;

(j) an ERISA Event shall have occurred that when taken together with all other such ERISA Events, resulted or could reasonably be expected to result in liability of any Loan Party or their respective ERISA Affiliates in an aggregate amount exceeding $10,000,000;

(k) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l) any guarantee under the Super Parent Guarantee for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any guarantor thereunder shall deny in writing that it has any further liability under the Super Parent Guarantee (other than as a result of the discharge of such guarantor in accordance with the terms of the Loan Documents);

(m) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest on any portion of the Collateral having a fair market value exceeding $5,000,000, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates or other instruments delivered to it under the Security Documents or to file UCC continuation statements or (iii) such loss is covered by a lender’s title insurance policy or (iv) any such loss of validity, perfection or priority is the result of any failure by the Collateral Agent or the Administrative Agent to take any action necessary to secure the validity, perfection or priority of the Liens;

(n) there shall have occurred a Change in Control; or

(o) any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations.

SECTION 7.02 Remedies Upon Events of Default. If any Event of Default (other than an event with respect to the Borrower or a Restricted Subsidiary described in paragraphs (g) or (h) above), occurs and is continuing, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:

(a) terminate forthwith the Commitments and declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower and the other Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and by the Borrower on behalf of its Restricted Subsidiaries, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Administrative Agent and the Collateral Agent shall have the right to take all or any actions and exercise any remedies available under the Loan Documents or applicable law or in equity; and in any event with respect to the Borrower or a Restricted Subsidiary described in Section 7.01 (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower and the other Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and by the Borrower on behalf of its Restricted Subsidiaries, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Administrative Agent and the Collateral Agent shall have the right to take all or any actions and exercise any remedies available under the Loan Documents or applicable law or in equity.

ARTICLE VIII

The Administrative Agent and the Collateral Agent; Etc.

Each Lender hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent hereunder and under the Loan Documents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Agents, the Lenders, and the Borrower shall have no rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or Collateral Agent, as applicable, is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases and the Security Documents (which Security Documents shall contain indemnity and expense reimbursement provisions for the benefit of the Collateral Agent that are no more onerous to the Lenders than the provisions contained in the Security Documents as of the Closing Date and shall be binding on the Lenders)) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

The Person serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof (subject to securities law and other requirements of law) as if it were not an Agent hereunder and without any duty to account therefor to the Lenders.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder and under the other Loan Documents shall be administrative in nature. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or under any Loan Document that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided for herein or in the other Loan Documents); provided that neither Agent shall be required to take any action that, in its opinion or the opinion of its counsel, (i) may expose such Agent to liability or that is contrary to any Loan Document or applicable law or (ii) may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided for herein or in the other Loan Documents) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final non-appealable judgment. Neither Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Agent. Neither Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Either Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor which shall be any financial institution with an office in New York, New York, or an Affiliate of any such financial institution, that has a combined capital and surplus and undivided profits of not less than $500,000,000. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective (and such Agent shall be discharged from its duties and obligations hereunder) and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be. Any such resignation by such Agent hereunder shall also constitute, to the extent applicable, its resignation as a Swing Line Lender, in which case such resigning Agent (x) shall not be required to extend any further Swing Line Loans hereunder and (y) shall maintain all of its rights as Swing Line Lender with respect to any Swing Line Loans extended by it prior to the date of such resignation. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Arrangers and the Syndication Agent are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Arrangers and the Syndication Agent shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents, including under Section 9.05 hereunder. Without limitation of the foregoing, none of the Arrangers and the Syndication Agent in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, the Borrower, any other Loan Party, or any other Person.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower or any of its Subsidiaries, each Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on the Loan Parties) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and Agents under Section 9.05) allowed in such judicial proceeding and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same and, in either case, any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to such Agent and, in the event that such Agent shall consent to the making of such payments directly to the Lenders, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due such Agent under Section 9.05.

The Secured Parties irrevocably authorize the Collateral Agent, at its option and in its discretion, (i) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (x) upon termination of all Commitments and payment in full of all Obligations (other than contingent reimbursement and indemnification obligations to the extent no unsatisfied claim with respect thereto has been asserted), and the termination of (and making of all payments due by the Loan Parties in connection with) all Secured Hedging Agreements (or the making of other arrangements reasonably acceptable to the applicable Qualified Counterparty), (y) that is (i) owned by, or is an Equity Interest in, a Restricted Subsidiary that is converted into an Unrestricted Subsidiary in accordance with the terms hereof or (ii) sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, in each case to a Person that is not an Affiliate of the Borrower, or (z) subject to Section 9.08, if approved, authorized or ratified in writing by the Required Lenders or all Lenders (as applicable); (ii) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i) and (iii) release any Guarantor from its obligations under the Guarantee and Collateral Agreement or any other Security Documents if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder (including the sale or other disposition of the Equity Interests of any Person, the conversion of a Restricted Subsidiary that is a Guarantor into an Unrestricted Subsidiary or if such Guarantor ceases to be a Wholly Owned Domestic Subsidiary of the Borrower pursuant to a transaction permitted hereunder in accordance with the terms hereof). Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this paragraph or to release any Guarantor from the obligations under the Guarantee and Collateral Agreement or any other Security Document. The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by the Borrower in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Upon at least five Business Days prior written request by the Loan Parties, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of its Liens contemplated above upon such Collateral; provided that, such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the IRS or any other Governmental Authority, or the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax, or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the IRS or such other Governmental Authority.

Except as otherwise expressly set forth herein, no cash management bank or hedge bank that obtains the benefit of the provisions of Loan Documents by virtue of the provisions hereof or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of or any Security Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, secured Obligations arising under secured cash management agreements and Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a written notice (in form and substance satisfactory to the Administrative Agent) of such secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable cash management bank or hedge bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, secured Obligations arising under secured cash management agreements and Secured Hedge Agreements upon termination of all Commitments.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices; Electronic Communications. Except in the case of notices and other communications expressly permitted to be given by telephone (and except for electronic communications provided below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to the Borrower, to Center Point Terminal Company, LLC, 8235 Forsyth Blvd., Suite 400, St. Louis, Missouri 63105, Attention: Chief Financial Officer, Fax No. [            ], Tel. No. [            ], Email: [            ], with a copy to Center Point Terminal Company, LLC, 8235 Forsyth Blvd., Suite 400, St. Louis, Missouri 63105, Attention: Legal Department, Fax No. [            ], Tel. No. [            ], Email: [            ];

(b) if to the Administrative Agent, to 1251 Avenue of the Americas, New York, New York 10020, Attention: Lawrence Blat, Fax No. [212-782-4934], Email: Lblat@us.mufg.jp / Agencydesk@us.mufg.jp, with a copy to McGuireWoods LLP, 1345 Avenue of the Americas, Seventh Floor, New York, NY 10105-0106, Fax No. 212-548-2174, Email: jgelman@mcguirewoods.com, Attention of James Gelman ; and

(c) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in the immediately following paragraph, shall be effective as provided in said paragraph.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notices may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the Administrative Agent and the Borrower.

The Borrower agrees that the Administrative Agent and the Collateral Agent may, but shall not be obligated to, make the Communications available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Administrative Agent and the Collateral Agent and their respective Related Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Administrative Agent or the Collateral Agent or any of their respective Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or the Collateral Agent or any of their respective Related Parties have any liability to the Borrower or any of its Subsidiaries, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Subsidiary’s or the Administrative Agent’s or the Collateral Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Borrower or any of its Subsidiaries provides to the Administrative Agent or the Collateral Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or the Collateral Agent or to any Lender by means of electronic communications pursuant to this Section 9.01, including through the Platform.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive Material Non-Public Information with respect to the Borrower, its Subsidiaries or any of their securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, Collateral Agent and Lenders to treat such Borrower Materials as not containing any Material Non-Public Information with respect to the Borrower, its Subsidiaries or any of their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent and the Collateral Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains Material Non-Public Information: (1) the Loan Documents and (2) notification of changes in the terms of the Loan Documents.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain Material Non-Public Information with respect to the Borrower, its Subsidiaries or any of their securities for purposes of United States Federal or state securities laws.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent, the Collateral Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Agents and the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.13, 2.15, 2.19, 9.05 and Article VIII shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereunder, including the IPO, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

SECTION 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (x) the Borrower may not delegate, assign or otherwise transfer any of its rights, duties or obligations hereunder without the prior written consent of each Agent and each Lender and any such attempted transfer or assignment without such consent shall be null and void and (y) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 9.04, (ii) by way of participation in accordance with the provisions of paragraph (f) of this Section 9.04, or (iii) by way of pledge or assignment of a security interest subject to the provisions of paragraph (h) of this Section 9.04. Nothing in this Agreement or the other Loan Documents, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the Indemnitees, Participants to the extent provided in paragraph (f) of this Section 9.04 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any legal or equitable right, remedy, obligation, liability or claim under or by reason of this Agreement or the other Loan Documents.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Class) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section 9.04 in the aggregate or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned and (B) in any case not described in paragraph (b)(i)(A) of this Section 9.04, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent, shall not be less than $5,000,000;

(ii) except in the case of an assignment to a Lender, an Affiliate of a Lender and so long as no Event of Default has occurred and is continuing, the Borrower shall have consented to such assignment (which consent shall not be unreasonably withheld or delayed, and provided that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within ten (10) days after having received notice thereof);

(iii) except in the case of an assignment to a Lender, that is not a Defaulting Lender, the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for every assignment;

(iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment and/or Loans assigned;

(v) the prior consent of each Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for all assignments;

(vi) the parties to each assignment shall either (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in the case of clauses (A) and (B), together with a processing and recordation fee of $3,500; provided that (i) the Administrative Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment, and (ii) in the case of an assignment to an Affiliate of a Lender such processing and recordation fee shall be waived. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain Material Non-Public Information about the Borrower, its Subsidiaries or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all applicable tax forms;

(vii) no such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B);

(viii) no such assignment shall be made to a natural Person; and

(ix) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities (and accrued interest thereon) then owed by such Defaulting Lender to the Administrative Agent, each other Lender hereunder and the Borrower and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13, 2.15, 2.19, and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (b) of this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section 9.04.

(c) By executing and delivering an Assignment and Acceptance the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Revolving Credit Commitment, and the outstanding balances of its Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (such agency being solely for tax purposes), shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance, delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender (solely with respect to any entry related to such Lender’s Loans and Commitments, and only at the office of the Administrative Agent), at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an administrative questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower and the Swing Line Lender to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Any Lender may at any time, without the consent of, or notice to, the Borrower, any other Lender, the Collateral Agent or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or an Affiliate or Subsidiary of the Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.05(c) regardless of the sale by it of any participations. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver decreasing any fees payable to such Participant or the amount of principal of or the rate at which interest is payable on the Loans in which such Participant has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such Participant has an interest, increasing or extending the Commitments in which such Participant has an interest or releasing all or substantially all of the Collateral or any Guarantor (other than in connection with the disposition of such Guarantor in a transaction permitted by Section 6.05). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.15 and 2.19 (subject to the requirements and limitations set forth therein, including the requirements under Section 2.19(e) (it being understood that the documentation under Section 2.19(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04; provided that such Participant (A) agrees to be subject to the provisions of Section 2.20 as if it were an assignee under paragraph (b) of this Section 9.04 and (B) shall not be entitled to receive any greater payment under Sections 2.13, 2.15 or 2.19, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower (such agency being solely for tax purposes), maintain at one or more of its offices a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other rights or obligations under the Loan Documents (each such register, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Loans or other rights or obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in a Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower or the Subsidiaries furnished to such Lender by or on behalf of the Borrower or the Subsidiaries; provided that, prior to any such disclosure of Information or other information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h) Any Lender may at any time pledge or assign or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). The Borrower agrees that each SPV shall be entitled to the benefits of Sections 2.13, 2.15, and 2.19 (subject to the requirements and limitations set forth therein, including the requirements under Section 2.19(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b); provided that such SPV (A) agrees to be subject to the provisions of Section 2.20 as if it were an assignee under Section 9.04(b) and (B) shall not be entitled to receive any greater payment under Sections 2.13, 2.15, and 2.19 than its Granting Lender would have been entitled to receive, unless the grant of such option to the SPV is made with the Borrower’s prior written consent. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under any Debtor Relief Law. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

SECTION 9.05 Expenses; Indemnity. (a) The Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Arrangers, the Syndication Agent, the Swing Line Lender (including the reasonable and documented out-of-pocket attorneys’ fees and expenses of one lead counsel (and if necessary, appropriate local counsel, if any, for the Administrative Agent and the Collateral Agent collectively, limited to one such local counsel for the Administrative Agent and the Collateral Agent collectively in each applicable jurisdiction) in connection with the syndication of the Credit Facilities and the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not or the transactions hereby or thereby contemplated, including the IPO, shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Swing Line Lender or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made, including the fees, charges and disbursements of McGuireWoods, counsel for the Administrative Agent and the Collateral Agent, an additional local counsel in each applicable jurisdiction, one specialist counsel for each applicable specialty and additional conflict counsel for each such affected Lenders or Agents or groups of affected Lenders or Agents, as applicable, in the event of any actual or perceived conflict of interest, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent, the Swing Line Lender or any Lender.

(b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Arrangers, the Syndication Agent, the Swing Line Lender, each Lender and each Related Party of any of the foregoing Persons (each such Person, an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, Taxes and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the Credit Facilities, the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereunder, the performance by the parties thereto of their respective obligations thereunder and, in their capacities hereunder or in connection with or related to this Agreement, the consummation of IPO and the transactions contemplated thereby (including the syndication of the Credit Facilities), (ii) the use of the proceeds or the proposed use of proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries; provided that the indemnity under this Section 9.05(b) shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence, willful misconduct or bad faith of such Indemnitee or (B) result from disputes solely between Indemnitees and not (x) involving any action or inaction by Parent or any of its Subsidiaries or any of their respective affiliates, officers, directors, employees, attorneys, accountants, advisors, agents or other representatives or (y) relating to any action or inaction of such Indemnified Person in its capacity as Administrative Agent, Collateral Agent, Arranger or Syndication Agent.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, or the Swing Line Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent or the Swing Line Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent or the Swing Line Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure and unused Commitments at the time (in each case, determined as if no Lender were a Defaulting Lender).

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereunder, including the IPO, any Loan or the use of the proceeds thereof.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates who is owed Obligations is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Person to or for the credit or the account of the Borrower or any other Loan Party against any of and all the obligations of the Borrower or any other Loan Party now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

SECTION 9.08 Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement, any other Loan Document (other than the Mandate Letter) nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the applicable Loan Party or Loan Parties party thereto and the Required Lenders (or, as applicable, the Administrative Agent or the Collateral Agent upon the direction of the Required Lenders); provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest or fees on any Loan, or forgive, waive or excuse any such payment or any part thereof, or decrease the rate of interest (other than the Default Rate) or fees on any Loan, without the prior written consent of each Lender directly adversely affected thereby (for the avoidance of doubt, it is understood that only the consent of the Borrower and the Required Lenders shall be necessary to waive, amend or modify (A) any mandatory prepayment requirement prior to a prepayment becoming due and payable in accordance with the terms hereof or (B) any financial covenant hereunder (or any defined term used therein) even if the effect of such waiver, amendment or modification would be to reduce the rate of interest on any Loan, or to reduce any fee payable hereunder, in each case, to the extent such interest or fees is not yet accrued, due and payable), (ii) increase or extend the Commitment or decrease the amount of or extend the date for payment of any Fees or fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.16, the provisions of clause (x) of the first sentence of Section 9.04(a) or the provisions of this Section 9.08, release any Guarantor (other than in connection with the disposition of such Guarantor in a transaction permitted by Section 6.05), or release all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments on the Closing Date), or (vi) impose any additional restrictions on any Lender’s ability to assign any of its rights or obligations hereunder (including any amendment to Section 9.04) without the prior written consent of the Lenders adversely affected thereby; provided, however, that, notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to consent to any such amendment, modification or waiver, other than any such amendment, modification or waiver which affects the rights or obligations of a Defaulting Lender differently than the rights or obligations of the other Lenders or increases or extends the Commitment of, or forgives or decreases the principal amount of, or extends the maturity of any scheduled principal payment date or date for the payment of any interest on any Loan of, such Defaulting Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or the Swing Line Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent or the Swing Line Lender, as applicable.

(c) Notwithstanding the foregoing, (i) the Administrative Agent and the Borrower may amend any Loan Document to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender and (ii) the Administrative Agent, the Borrower and the Swing Line Lender may amend this Agreement in accordance with Sections 2.23(k) and 2.24 and 2.25 and (iii) the Mandate Letter may be amended by the parties thereto in accordance with its terms. Notwithstanding anything to the contrary contained herein, any such amendments shall become effective without any further consent of any other party to such Loan Document.

SECTION 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10 Entire Agreement. This Agreement, the Mandate Letter and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. Any other previous agreement among the parties with respect to the subject matter hereof and thereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder) and, to the extent expressly contemplated hereby, the Indemnitees and the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission or in other electronic (e.g., “pdf” or “tif”) format shall be as effective as delivery of a manually signed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in any Loan Documents, Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15 Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself, its Restricted Subsidiaries and its property, to the exclusive jurisdiction of any New York State court or the Federal court of the Southern District of New York, in each case located in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment (except to the extent the Collateral Agent requires submission to any other jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any judgment), and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Loan Parties or their properties in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, on behalf of itself and the other Loan Parties, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or Federal court referred to in paragraph (a) of this Section 9.15. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16 Confidentiality. Each of the Administrative Agent, the Collateral Agent, and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees, controlling persons, and agents, including accountants, legal counsel and other advisors, including any numbering, administration or settlement service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), including audits or examinations conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16 or in accordance with standard syndication processes or customary market standards for dissemination of such Information, which shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations or (iii) any other Lender, Agent or Affiliate of a Lender or Agent, (f) to rating agencies, (g) with the consent of the Borrower, (h) to the extent such Information is independently developed by such Person or (i) to the extent such Information becomes publicly available or is received by such Person from a third party other than as a result of a breach of this Section 9.16. “Information” shall mean all information received from the Borrower and related to the Loan Parties or their respective businesses, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential basis prior to its disclosure by the Borrower; provided that, in the case of Information received from the Borrower after the Closing Date, such information shall be deemed confidential unless marked “PUBLIC” in accordance with Section 9.01. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

SECTION 9.17 Lender Action. Each Lender agrees that it shall not take or institute any action or proceeding, judicial or otherwise, for any right or remedy against any Loan Parties under any Loan Document (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any of the Loan Parties, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 9.17 are for the sole benefit of the Agents and the Lenders and shall not afford any right to, or constitute a defense available to, any of the Loan Parties.

SECTION 9.18 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the other Loan Parties in accordance with the USA PATRIOT Act.

SECTION 9.19 No Fiduciary Duty. The Administrative Agent, the Collateral Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower and its Subsidiaries, equityholders and/or Affiliates. The Borrower hereby agrees, on behalf of itself and each of the other

Loan Parties, that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, the other Loan Parties, and their respective Subsidiaries, equityholders or Affiliates, on the other. The Borrower acknowledges and agrees, on behalf of itself and each of the other Loan Parties, that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, the other Loan Parties, their respective equityholders and/or Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, the other Loan Parties, and their respective Subsidiaries, equityholders or Affiliates on other matters) or any other obligation to the Loan Parties except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, the other Loan Parties, or their respective management, equityholders, creditors or any other Person, (iii) it has consulted its own legal and financial advisors to the extent it has deemed appropriate and it is responsible for making its own independent judgment with respect to the transactions and the process leading thereto, and (iv) it will not claim that any Arranger, Syndication Agent, Agent or Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to it in connection with such transaction or the process leading thereto, and agrees that each Arranger, Syndication Agent, Agent or Lender shall have no liability (whether direct or indirect) in respect to such a claim or to any other Person asserting such a claim on their behalf.

SECTION 9.20 Affiliate Activities. The Borrower acknowledges that each Agent and each Arranger (and their respective Affiliates) is a full service securities firm engaged, either directly or through Affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, it may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Borrower and its Subsidiaries and Affiliates, as well as of other entities and Persons and their Affiliates which may (i) be involved in transactions arising from or relating to the IPO contemplated hereby and by the other Loan Documents, (ii) be customers or competitors of the Borrower and its Affiliates, or (iii) have other relationships with the Borrower and its Affiliates. In addition, such Arranger, Syndication Agent, Agent or Lender and their respective Subsidiaries and Affiliates may provide investment banking, underwriting and financial advisory services to such other entities and Persons. Such Arranger, Syndication Agent, Agent or Lender and their respective Subsidiaries and Affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Borrower and its Subsidiaries and Affiliates or such other entities. The transactions contemplated by this Agreement and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this Section.

SECTION 9.21 Non-Recourse to General Partner. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS DO NOT AND WILL NOT IN ANY WAY CONSTITUTE A DIRECT OR INDIRECT GUARANTY BY THE GENERAL PARTNER OF THE OBLIGATIONS OF THE PARENT, THE BORROWER OR ANY SUBSIDIARY HEREUNDER OR THEREUNDER. IF

ANY PROVISION OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IS HELD BY ANY AUTHORITY TO CONSTITUTE A DIRECT OR INDIRECT GUARANTY BY THE GENERAL PARTNER OF THE OBLIGATIONS OF THE PARENT, THE BORROWER OR ANY SUBSIDIARY, SUCH PROVISION SHALL BE DEEMED INEFFECTIVE TO THE EXTENT SUCH PROVISION CONSTITUTES A DIRECT OR INDIRECT GUARANTY BY THE GENERAL PARTNER OF THE OBLIGATIONS OF THE PARENT, THE BORROWER OR ANY SUBSIDIARY. NEITHER THIS AGREEMENT NOR ANY LOAN DOCUMENT IS INTENDED TO CREATE ANY LIABILITY OF THE GENERAL PARTNER FOR THE PERFORMANCE OF ANY OBLIGATION OF THE PARENT, THE BORROWER OR ANY SUBSIDIARY THEREUNDER OR HEREUNDER. NEITHER THE ADMINISTRATIVE AGENT NOR ANY LENDER SHALL HAVE ANY RECOURSE AGAINST THE GENERAL PARTNER (INCLUDING ANY RECOURSE FOR ANY DEFICIENCY REMAINING UNDER THIS AGREEMENT OR ANY LOAN DOCUMENT AFTER THE DISPOSITION OF COLLATERAL PLEDGED PURSUANT TO THE LOAN DOCUMENTS).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CENTER POINT TERMINAL COMPANY, LLC, as Borrower

By
Name:
Title:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Administrative Agent, Swing Line Lender, and a Lender

By
Name:
Title:

UNION BANK N.A., as Collateral Agent

By
Name:
Title:

[ ], as a Lender

By
Name:
Title: